Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

II-VI INCORPORATED,

MUTATION MERGER SUB INC.,

AND

FINISAR CORPORATION

Dated as of November 8, 2018

INDEX OF DEFINED TERMS

Defined Term Location of Defined Term

2033 Notes	Section 6.02(e)
2033 Notes Indenture	Section 6.02(e)
2036 Notes	Section 6.02(e)
2036 Notes Indenture	Section 6.02(e)
Acceptable Confidentiality Agreement	Section 4.03(b)
affiliate	Section 8.03(a)
Agreement	Preamble
Anti-Corruption Laws	Section 3.01(y)(i)
Antitrust Laws	Section 3.01(d)(ii)
Assumed RSU	Section 2.03(b)
Available Cash Election Amount	Section 2.01(c)
Available Stock Election Amount	Section 2.01(c)
Blackout Dates	Section 8.03(u)
Book-Entry Share	Section 2.01(b)(iii)
Business Day	Section 8.03(b)
capital stock	Section 8.03(c)
Cash Consideration	Section 8.03(d)
Cash Electing Share	Section 2.01(b)(ii)
Cash Election	Section 2.01(b)(ii)
Cash Election Amount	Section 2.01(c)
Cash Election Consideration	Section 2.01(b)(ii)
Cash Election ESPP	Section 2.03(c)
Cash Election RSUs	Section 2.03(b)
Certificate	Section 2.01(b)(iii)
Certificate of Merger	Section 1.03
Change	Section 8.03(g)
Changes	Section 8.03(g)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(f)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.01(c)(ii)
Company Change of Recommendation	Section 4.03(d)
Company Common Stock	Section 3.01(b)(i)
Company Designees	Section 1.06(c)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(A)
Company Employee Stock Plans	Section 3.01(b)(i)
Company Equity Awards	Section 8.03(e)
Company ESPP	Section 3.01(b)(i)
Company ESPP Rights	Section 2.03(c)
Company Financial Advisors	Section 3.01(t)

Company Financial Statements	Section 3.01(e)(iii)
Company Indemnified Parties	Section 5.04(c)
Company Intellectual Property	Section 3.01(o)(i)
Company Intervening Event	Section 4.03(f)
Company Intervening Event Recommendation Change Notice	Section 4.03(f)
Company Material Adverse Effect	Section 8.03(g)
Company Material Contract	Section 3.01(w)(i)
Company Representative	Section 3.01(y)(i)
Company Restricted Stock Unit	Section 8.03(f)
Company SEC Reports	Section 3.01(e)(i)
Company Special Meeting	Section 3.01(d)(ii)
Company Stock Option	Section 8.03(i)
Company Stockholder Approval	Section 3.01(s)
Company Superior Proposal	Section 4.03(e)(i)
Company Systems	Section 3.01(p)(i)
Company Takeover Proposal	Section 4.03(b)
Company Termination Fee	Section 7.03(a)
Compliant	Section 8.03(h)
Confidentiality Agreement	Section 4.03(b)
Consents	Section 3.01(d)(ii)
Contract	Section 8.03(j)
control	Section 8.03(a)
Controlled Group	Section 3.01(l)(ii)(C)
Data Security Requirements	Section 8.03(l)
Debt Financing	Section 3.02(j)(i)
Debt Financing Commitment	Section 3.02(j)(i)
Debt Financing Parties	Section 3.02(j)(i)
DGCL	Recitals
disqualified person	Section 3.01(l)(v)
Dissenting Stockholder	Section 2.01(e)
Dissenting Stockholder Shares	Section 2.01(e)
DOJ	Section 5.03(b)
Effective Time	Section 1.03
Election	Section 2.02(b)(vi)(A)
Election Deadline	Section 2.02(b)(vi)
Election Period	Section 2.02(b)(vi)(B)
Environmental Claim	Section 3.01(n)(vii)(A)
Environmental Laws	Section 3.01(n)(vii)(B)
Environmental Permits	Section 3.01(n)(ii)
Equity Award Exchange Ratio	Section 8.03(n)
Equity Award Measurement Price	Section 8.03(o)
ERISA	Section 3.01(l)(i)
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Excluded Share	Section 2.01(a)

v

Excluded Shares	Section 2.01(a)
Export and Import Approvals	Section 3.01(y)(vi)
Export Controls	Section 3.01(y)(vi)
Fairness Opinion	Section 3.01(t)
FCPA	Section 3.01(y)(i)
Fee Letter	Section 3.02(j)(i)
Final Exercise Date	Section 2.03(c)
Form of Election	Section 2.02(b)(vi)(B)
Fractional Share Consideration	Section 2.02(b)(ii)
FTC	Section 5.03(b)
GAAP	Section 3.01(e)(iii)
Government Official	Section 3.01(y)(ii)
Governmental Authority	Section 3.01(d)(i)
group	Section 4.03(b)
Hazardous Materials	Section 3.01(n)(vii)(C)
Holder	Section 2.02(b)(vi)
HSR Act	Section 3.01(d)(ii)
Import Provisions	Section 3.01(y)(vi)
Incidental Licenses	Section 8.03(p)
indebtedness	Section 8.03(q)
Indentures	Section 6.02(e)
Intellectual Property Rights	Section 3.01(o)(vi)
Joint Proxy Statement	Section 3.01(d)(ii)
Joint Proxy/S-4	Section 3.01(d)(ii)
knowledge	Section 8.03(r)
laws	Section 3.01(d)(i)
Leased Real Property	Section 8.03(s)
Leases	Section 8.03(t)
Letter of Transmittal	Section 2.02(b)(i)
Lien	Section 3.01(b)(ii)
Marketing Period	Section 8.03(u)
mass layoff	Section 3.01(m)
material contract	Section 3.01(w)(i)(A)
Merger	Recitals
Merger Consideration	Section 2.01(b)(iii)
Merger Sub	Preamble
Mixed Consideration Share	Section 2.01(b)(iii)
Mixed Election	Section 2.01(b)(iii)
Mixed Election Consideration	Section 2.01(b)(iii)
Mixed Election ESPP	Section 2.03(c)
Mixed Election RSUs	Section 2.03(b)
Mixed Stock Consideration	Section 2.01(b)(iii)
multiemployer plan	Section 3.01(l)(viii)
NASDAQ	Section 2.02(b)(v)
Net Option Shares	Section 2.03(a)
Non-Cooperation Notice	Section 4.05(b)

Offering Documents	Section 8.03(v)
Option Payment	Section 2.03(a)
Options	Section 8.03(w)
orders	Section 3.01(d)(i)
Owned Real Properties	Section 3.01(q)
Parent	Preamble
Parent Board	Recitals
Parent Board Committees	Section 1.06(d)
Parent Board Recommendation	Section 3.01(c)(ii)
Parent Change of Recommendation	Section 5.01(e)(i)
Parent Common Stock	Section 2.01(b)(i)
Parent Disclosure Letter	Section 3.02
Parent Financial Statements	Section 3.02(e)(iii)
Parent Intellectual Property	Section 3.01(o)(i)
Parent Intervening Event	Section 5.01(e)
Parent Intervening Event Recommendation Change Notice	Section 5.01(e)(i)
Parent Material Adverse Effect	Section 8.03(x)
Parent Restricted Stock Unit	Section 8.03(y)
Parent SEC Reports	Section 3.02(e)(i)
Parent Special Meeting	Section 3.01(d)(ii)
Parent Stock Option	Section 8.03(z)
Parent Stockholder Approval	Section 3.02(p)
Parent Systems	Section 3.01(p)(i)
Parent Takeover Proposal	Section 4.03(b)
Parent Termination Fee	Section 7.04
Participating ESPP Holders	Section 2.03(c)
Participating RSUs	Section 2.03(b)
party in interest	Section 3.01(l)(v)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(i)
Permitted Liens	Section 3.01(r)(ii)
person	Section 8.03(aa)
Plan	Section 3.01(l)(ii)(B)
plant closing	Section 3.01(m)
Privacy Policies	Section 8.03(n)
Private Data	Section 3.01(p)(ii)
Prohibited Terms	Section 4.05(a)
prohibited transaction	Section 3.01(l)(v)
Proposal Information	Section 4.03(a)
Proxy Statement	Section 3.01(d)(ii)
Recommendation Change Notice	Section 4.03(e)
Recommendation Change Notice Period	Section 4.03(e)
Reference Time	Section 3.01(b)(i)
Registered Intellectual Property Rights	Section 3.01(o)(iv)
Release	Section 3.01(n)(vii)(C)
Representative	Section 8.03(bb)

Required Information	Section 8.03(cc)
SEC	Section 3.01(d)(ii)
Section 16 Officer	Section 4.01(d)
Securities Act	Section 3.01(e)(i)
Share	Section 2.01(a)
Shares	Section 2.01(a)
shares of capital stock	Section 8.03(c)
significant subsidiary	Section 3.01(a)(ii)
Single Employer Pension Plan	Section 3.01(l)(iv)
Solvent	Section 3.02(j)(iv)
SOX	Section 3.01(e)(i)
Specified Jurisdictions	Section 6.01(c)(ii)
Stock Consideration	Section 8.03(dd)
Stock Electing Share	Section 2.01(b)(i)
Stock Election	Section 2.01(b)(i)
Stock Election Amount	Section 2.01(c)
Stock Election Consideration	Section 2.01(b)(i)
Stock Election ESPP	Section 2.03(c)
Stock Election Exchange Ratio	Section 2.01(b)
Stock Election RSUs	Section 2.03(b)
subsidiary	Section 8.03(ee)
Surviving Corporation	Section 1.01
Systems	Section 3.01(p)(i)
Takeover Laws	Section 3.01(c)(ii)
Takeover Provisions	Section 3.01(c)(ii)
Tax Return	Section 3.01(k)
Taxes	Section 3.01(k)
Technology	Section 3.01(o)(v)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.07
Treasury	Section 3.01(l)(vii)
Trustee	Section 6.02(e)
Willful Breach	Section 8.03(ff)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2018 (this “Agreement”), by and among II-VI Incorporated, a Pennsylvania corporation (“Parent”), Mutation Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Finisar Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, Merger Sub and the Company desire to effect a business combination transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the other transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, and (iii) recommended that the holders of the Company Common Stock adopt this Agreement.

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders, as applicable, and (iii) resolved to recommend the approval of the issuance of the Parent Common Stock required to be issued as part of the Merger Consideration by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, as applicable, and the Board of Directors of Merger Sub has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.01                             The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

Section 1.02                             Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the parties shall cause the closing of the Merger (the “Closing”) to take place at the offices of K&L Gates LLP, 620 Hansen Way, Palo Alto, California 94304, at 12:00 p.m., New York time, on the second (2nd) Business Day after the later of (x) satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at such time) and (y) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three (3) Business Days’ prior written notice to the Company and (ii) the Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03                             Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the “Effective Time”).

Section 1.04                             Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05                             Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law, and (b) the bylaws of the Company as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

Section 1.06                             Directors and Officers of the Surviving Corporation.

(a)                                 At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal. Prior to the Effective Time, the Company shall take all necessary action so that at the Effective Time, all of the directors of the Company as of immediately prior to such time shall have resigned.

(b)                                 The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(c)                                  At the Effective Time, the Parent Board shall appoint three Company Designees to the Parent Board; provided that Parent shall take all actions necessary so that at the Effective Time, the number of directors that will comprise the full Parent Board will be no more than 11 persons.  “Company Designees” means individuals serving as a director of the Company Board as of the date hereof who are mutually agreed to by the Company and Parent, acting in good faith, and who are reasonably approved by the Corporate Governance and Nominating Committee of the Parent Board to serve, effective as of the Effective Time, on the Parent Board.

(d)                                 Effective as of the Effective Time, (i) the Parent Board shall have four (4) committees, consisting of an Audit Committee, a Compensation Committee, a Subsidiary Committee and a Corporate Governance and Nominating Committee (collectively, the “Parent Board Committees”) and (ii) each Parent Board Committee shall include at least one of the Company Designees (subject to such Company Designee meeting the requirements of such Parent Board Committee).

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01                             Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of Company Common Stock, any capital stock of Merger Sub:

(a)                                 Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and each Share owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties) (each such Share being an “Excluded Share” and collectively, the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)                                 Conversion of Company Common Stock. Each Share (other than Excluded Shares and Dissenting Stockholder Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive, subject to Sections 2.01(c), 2.02(b)(v) and 2.02(h):

(i)                                     in the case of a Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 2.02 (each, and as applicable with each Stock Election RSU and Stock Election ESPP, a “Stock Electing Share”, and together with the Stock Election RSUs and Stock Election ESPPs, the “Stock Electing Shares”), a number of shares of common stock, no par value, of Parent (the “Parent Common Stock”) equal to the Stock Election Exchange Ratio (as adjusted pursuant to Section 2.01(c), the “Stock Election Consideration”);

(ii)                                  in the case of a Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.02 (each, and as applicable with each Cash Election RSU and Cash Election ESPP a “Cash Electing Share” and together with the Cash Election RSUs and Cash Election ESPPs, the “Cash Electing Shares”), $26.00 in cash, without interest (as adjusted pursuant to Section 2.01(c), the “Cash Election Consideration”); or

(iii)                               in the case of a Share with respect to which an election to receive a mix of Parent Common Stock and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 2.02, or with respect to which no election has been made (each, and as applicable with each Mixed Election RSU and Mixed Election ESPP a “Mixed Consideration Share” and together with the Mixed Election RSUs and Mixed Election ESPPs, the “Mixed Consideration Shares”), a number of Parent Common Stock equal to the Exchange Ratio and $15.60 in cash, without interest (collectively, the “Mixed Stock Consideration” and, together with the $15.60 in cash, without interest, the “Mixed Election Consideration”). From and after the Effective Time, subject to Section 2.02(h), all of such Shares (other than Excluded Shares and Dissenting Stockholder Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares and Dissenting Stockholder Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares and Dissenting Stockholder Shares) shall thereafter represent only the right to receive the Stock Election Consideration, Cash Election Consideration or Mixed Election Consideration (collectively, the “Merger Consideration”).

(iv)                              For purposes of this Agreement:

“Exchange Ratio” means 0.2218.

“Stock Election Exchange Ratio” means 0.5546.

(c)                                  Proration.  Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration and the Cash Election Consideration shall be subject to adjustment pursuant to this Section 2.01(c):

(i)                                     if the Cash Election Amount exceeds the Available Cash Election Amount, then (x) all Stock Electing Shares shall be converted to the right to receive the Stock Election Consideration, (y) all Mixed Consideration Shares shall be converted into the right to receive the Mixed Election Consideration, and (z) the following consideration shall be paid in respect of each Cash Electing Share:

(A)                               an amount of cash equal to the quotient of (1) the Available Cash Election Amount divided by (2) the number of Cash Electing Shares; and

(B)                               a number of shares of Parent Common Stock equal to the quotient of (1) the difference of the Available Stock Election Amount less the Stock Election Amount divided by (2) the number of Cash Electing Shares; and

(ii)                                  if the Available Cash Election Amount exceeds the Cash Election Amount, then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Election Consideration, (y) all Mixed Consideration Shares shall be converted into the right to receive the Mixed Election Consideration, and (z) the following consideration shall be paid in respect of each Stock Electing Share:

(A)                               an amount of cash equal to the quotient of (1) the difference of the Available Cash Election Amount less the Cash Election Amount divided by (2) the number of Stock Electing Shares; and

(B)                               a number of shares of Parent Common Stock equal to the quotient of (1) the Available Stock Election Amount divided by (2) the number of Stock Electing Shares.

For purposes of this Agreement,

“Available Cash Election Amount” means (i) the product of $15.60 multiplied by the number of total outstanding shares of Company Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, Participating RSUs and the shares purchased by the Participating ESPP Holders), minus (ii) the aggregate amount of cash to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

“Available Stock Election Amount” means (i) the product of Exchange Ratio multiplied by the number of total outstanding shares of Company Common Stock as of the Effective Time (excluding the Excluded Shares, but including the number of Dissenting Stockholder Shares, Net Option Shares, Participating RSUs and the shares purchased by the Participating ESPP Holders) minus (ii) the aggregate amount of Parent Common Stock to be paid in respect of all Mixed Consideration Shares (assuming that all Dissenting Stockholder Shares and all Net Option Shares are Mixed Consideration Shares).

“Cash Election Amount” means the product of (i) the number of Cash Electing Shares multiplied by (ii) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 2.01(c)).

“Stock Election Amount” means the product of (i) the number of Stock Electing Shares multiplied by (ii) the Stock Election Consideration (before giving effect to any adjustment pursuant to Section 2.01(c)).

(d)                                 Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)                                  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of adoption of this Agreement (or consent thereto in writing) and who (i) is entitled to demand and properly demands appraisal of such shares pursuant to and (ii) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholder Shares”, and each stockholder holding Dissenting Stockholder Shares, a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Stockholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and became exchangeable for the right to receive, as of the Effective Time, the Mixed Election Consideration for each such share of Company Common Stock, in accordance with Section 2.01 (so long as such Dissenting Stockholder shall comply with the procedures in Section 2.02), without any interest thereon and less any applicable withholding taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, notices and any other instruments received by the Company relating to stockholders’ rights of appraisal, in each case, prior to the Effective Time, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for appraisal of any shares or settle or offer to settle any such demands.

Section 2.02                             Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent. Promptly following the date hereof, Parent shall select and engage a national recognized bank or trust company as paying agent (who is reasonably acceptable to the Company) (the “Paying Agent”).  At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with such Paying Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued) and (ii) a cash amount in immediately available funds equal to the aggregate Cash Consideration (the “Exchange Fund”).  For the avoidance of doubt, the Exchange Fund deposited with the Paying Agent at or immediately following the Effective Time shall include the portion of the Cash Consideration and the shares of Parent Common Stock that would otherwise be payable to the Dissenting Stockholders in respect of their Dissenting Stockholder Shares.

(b)                                 Procedures for Surrender.

(i)                                     Certificates. Promptly after the Effective Time (but in no event later than two Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in customary form, reasonably acceptable to Parent and the Company (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II (or affidavit of loss in lieu of such Certificates as provided in Section 2.02(g)). Upon surrender of Certificates for cancellation (or delivery of an affidavit of loss in lieu of such Certificates as provided in Section 2.02(g)) to the Paying Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 (subject to the Election with respect to such shares of Company Common Stock and after giving effect to any required Tax withholdings as provided in Section 2.02(f)) and (y) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(b)(v) (the “Fractional Share Consideration”).  Any surrendered Certificate shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Stockholder Shares, which shall represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)                                  Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each such holder shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor (x) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) (subject to the Election with respect to such shares of Company Common Stock and after giving effect to any required Tax withholdings as provided in Section 2.02(f)) and (y) the Fractional Share Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Stockholder Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(iii)                               Transfer of Shares. If payment of the Merger Consideration or the Fractional Share Consideration is to be made to a person other than the person in whose name any surrendered Certificate or a transferred Book-Entry Share is registered, it shall be a condition precedent of such payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or the Book-Entry Share shall have been properly transferred, and (ii) the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and the Fractional Share Consideration, as applicable, to a person other than the registered holder of the Certificate or Book-Entry Share so surrendered and shall have established to the satisfaction of the that such Taxes either have been paid or are not required to be paid.

(iv)                              Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder of such Certificate or Book-Entry Share surrenders such Certificate or Book-Entry Share. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing whole shares of Parent Common Stock issued in exchange therefor will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(v)                                 No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Shares otherwise entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will be entitled to receive, from the Paying Agent in accordance with the provisions of this Section 2.02(b)(v), a cash payment (rounded to the nearest whole cent) in lieu of such fractional share of Parent Common Stock in an amount equal to the product of (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on the National Association of Securities Dealers Automated Quotations exchange (“NASDAQ”) for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

(vi)                              Election.  Each holder of record of Shares (not including the Excluded Shares or the Dissenting Stockholder Shares, but including holders of Participating RSUs and Participating ESPP Holders (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an Election in accordance with this Section 2.02(b)(vi) on or prior to the Election Deadline.  The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is publicly disclosed by the Company to all Holders on a date agreed to by Parent, and Parent has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. New York time on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(A)                               Each Holder may specify in a request made in accordance with the provisions of this Section 2.02(b)(vi) (an “Election”) whether such Holder desires to make a (i) Mixed Election, (ii) Cash Election, or (iii) Stock Election, in each case with respect to all the Shares held by such Holder (including with respect to Participating RSUs and Company ESPP Rights).  For the avoidance of doubt, an Election made by any Holder shall apply to all the Shares (including with respect to Participating RSUs and Company ESPP Rights) held by such Holder.  If any Holder attempts to apply an Election to only a portion of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights), the portion of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights) with respect to which Holder did not attempt to make an Election shall be treated as if such Holder made a Mixed Election.

(B)                               Parent shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by Section 2.02(b) and Parent shall mail, or shall cause the Paying Agent to mail and deliver, together with the Joint Proxy Statement, the Form of Election to Holders as of the record date for notice of the Company Special Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election

Period”). Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(C)                               Any Election shall have been made properly only if the Paying Agent shall have received, by the Election Deadline, (i) a Form of Election properly completed and signed and (ii) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 2.02.   Any Holder (including with respect to Participating RSUs and the Company ESPP Rights) that does not make a valid Election by the Election Deadline shall be deemed to have made a Mixed Election.

(D)                               Any Holder may, at any time during the Election Period, revoke his or her or its Election by written notice to the Paying Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election.  Any subsequent transfer of such Holder’s Shares (including with respect to Participating RSUs and Company ESPP Rights) after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 2.02(b)(vi)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Paying Agent of written notification from the Company or Parent that this Agreement has been terminated in accordance with Article VII. The Paying Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Shares, including with respect to Participating RSUs and Company ESPP Rights (none of the Company, Parent, Merger Sub or the Paying Agent being under any duty to notify any Holder of any applicable defect). In the event the Paying Agent makes a reasonable determination that an Election was not properly made (including as a result of the Paying Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Mixed Consideration Shares.

(c)                                  No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, other than registrations of transfers to reflect, with customary settlement procedures, trades effected prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

(d)                                 Termination of Exchange Fund; Abandoned Property. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(e)                                  No Liability. Notwithstanding anything to the contrary in Section 2.02(d), none of Parent, Merger Sub, the Surviving Corporation, or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)                                   Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to, or in accordance with, this Agreement to any person such amounts as Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be.

(g)                                  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

(h)                                 Adjustments to Merger Consideration. In the event that the Company or Parent changes the number of shares of Company Common Stock, Parent Common Stock, shares of capital stock of the Company, shares of capital stock of Parent or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Parent Common Stock, shares of capital stock of the Company or shares of capital stock of Parent, as applicable, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, then any number or amount contained herein which is based upon the price of Parent Common Stock, or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, the Mixed Election Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.03                             Treatment of Company Employee Stock Plans. The Company will adopt resolutions, provide all required notices and take such other actions as are necessary to effect the following:

(a)                                 Effect on Company Stock Options.  At the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) shall without any action on the part of Parent, Merger Sub, the Company or the holder thereof, other than the Company delivering any notices required pursuant to the terms of the Company Employee Stock Plan, be cancelled and terminated and shall be converted into a right to receive an amount of Mixed Election Consideration that would be payable with respect to the Net Option Shares underlying such Company Stock Option no later than the Company’s next payroll date immediately following the Closing Date (the “Option Payment”). The payment of the Option Payment to the holder of a Company Stock Option shall be reduced by any applicable Tax withholding; provided that the applicable Taxes required to be withheld from the Option Payment (i) shall reduce first the cash portion of the Option Payment, with any remaining amount reducing the stock portion of the Option Payment and with the value of any reduction of the stock portion for purposes of such deduction to be determined based on the Equity Award Measurement Price, and (ii) shall be promptly remitted by the Company in cash to the applicable Governmental Authority.  At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company, for the benefit of the holders of Company Stock Options, the cash portion of the total Mixed Election Consideration payable with respect to the holders of the Company Stock Options in immediately available funds to be paid through the Company’s payroll systems.  For the avoidance of doubt, each outstanding Company Stock Option with an exercise price per share that is in excess of the Cash Election Consideration shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration or any other payment.  For purposes hereof, “Net Option Shares” means, with respect to a Company Stock Option, the quotient of (i) the product of (A) the excess, if any, of the Cash Election Consideration over the exercise price per share of such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option, divided by (ii) the Cash Election Consideration.

(b)                                 Effect on Company Restricted Stock Units.

(i)                                     As of the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding immediately prior to the Effective Time and subject to a performance-based vesting condition that relates solely to the value of the Company

Common Stock shall, to the extent such Company Restricted Stock Unit vests in accordance with its terms in connection with the Merger (the “Participating RSUs”), be cancelled and extinguished and converted into the right to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration in accordance with the Election made by the holder of such Participating RSUs in accordance with Section 2.02(b)(vi) (with payment to be effected pursuant to Section 2.01), subject to the applicable tax withholdings and subject to the provisions of Section 2.01(c) (as applicable, the “Cash Election RSUs”, the “Stock Election RSUs” or the “Mixed Election RSUs”).  Any then-outstanding Company Restricted Stock Unit that is subject to a performance-based vesting condition that relates solely to the value of the Company Common Stock and is not vested after giving effect to the foregoing vesting determination will be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration or any other payment.

(ii)                                  At the Effective Time, each Company Restricted Stock Unit (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) and is either (x) subject to time-based vesting requirements only or (y) subject to a performance-based vesting condition other than the value of the Company Common Stock (including any other long-term incentive award subject to such performance-based vesting, whether denominated in dollars or shares) shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). Each such Assumed RSU shall be subject to substantially the same terms and conditions as applied to the related Company Restricted Stock Unit immediately prior to the Effective Time, including the vesting schedule (and the applicable performance-vesting conditions in the case of a grant contemplated by clause (y) of the preceding sentence) and any provisions for accelerated vesting applicable thereto, except that the number of shares of Parent Common Stock subject to each Assumed RSU shall be equal to the product of (i) the number of shares of Company Common Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) Equity Award Exchange Ratio (with the resulting number, rounded down to the nearest whole share). As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Restricted Stock Unit that is assumed by Parent pursuant to this Section 2.03(b)(ii) appropriate notices setting forth the number of shares of Parent Common Stock subject to each Assumed RSU then held by such holder.

(c)                                  Effect on ESPP.  As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be the final offering period under the Company ESPP, such that no new offering period will commence under the Company ESPP after the date hereof, and the current offering period underway shall be terminated no later than the Business Day immediately preceding the anticipated Closing Date (the “Final Exercise Date”), (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP, (iii) cause each participant’s outstanding purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise

Date, (iv) provide that no new participants enroll in the Company ESPP after the date hereof and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date hereof, and (v) terminate the Company ESPP as of the Effective Time.  On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(b).  Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.03(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).  No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date.  The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.  Each participant in the Company ESPP who purchases shares thereunder on the Final Exercise Date (the “Participating ESPP Holders”) shall have the right to elect to receive their Merger Consideration in the form of the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration in accordance with the Election made by such participant in accordance with Section 2.02(b)(vi), subject to the provisions of Section 2.01(c) (as applicable, the “Cash Election ESPPs”, the “Stock Election ESPPs” or the “Mixed Election ESPPs”).

(d)                                 Form S-8. As soon as practicable after the Effective Time (but in no event later than 15 Business Days following the Effective Time), Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Assumed RSUs eligible for registration on Form S-8 and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed RSUs remain outstanding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01                             Representations and Warranties of the Company. Except, with respect to any Section of this Article III, as set forth in (i) the corresponding section or sections of the disclosure letter dated as of the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is reasonably apparent from the text of such disclosure) (the “Company Disclosure Letter”) or (ii) the Company SEC Reports filed by the Company between January 1, 2015 and one Business Day prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements), the Company represents and warrants to Parent as follows:

(a)                                 Organization and Qualification.

(i)                                     The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, except for such failures to be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has the requisite corporate power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.  The Company has disclosed or made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws, each as amended through the date hereof, and each as so disclosed or made available is in full force and effect on the date of this Agreement.

(ii)                                  Section 3.01(a)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, all “significant subsidiaries” (as used herein, such term shall have the definition under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act) of the Company, including the name of each such entity and its equityholders.

(iii)                               Except for (A) interests in the subsidiaries of the Company and (B) publicly traded securities held for investment which do not exceed five percent of the outstanding securities of any person, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(iv)                              Each of the Company’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of the Company’s subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company’s subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Capital Stock.

(i)                                     The authorized capital stock of the Company consists of 750,000,000 shares of common stock, par value $0.001 (the “Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001, of the Company. As of 5:00 p.m., California time, on November 6, 2018 (the “Reference Time”), there were outstanding (A) 117,385,367 shares of Company Common Stock, (B) 897,366 Company Stock Options to purchase an aggregate of 897,366 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 157,366 shares of Company Common Stock were exercisable), (C) Company Restricted Stock Units with respect to an aggregate of 7,356,887 shares of Company Common Stock, (D) no shares of preferred stock, (E) 2,926,884 shares of Company Common Stock available and reserved for issuance (but not issued or subject to outstanding grants) under the Company’s 2005 Stock Incentive Plan, (F) 2,014,860 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company’s 2009 Employee Stock Purchase Plan, and (G) 576,483 shares of Company Common Stock available and reserved for issuance (but not issued) under the Company’s 401(k) Profit Sharing Plan. As used herein, “Company Employee Stock Plans” means the Company’s 2009 Employee Stock Purchase Plan (the “Company ESPP”) and the Company’s 2005 Stock Incentive Plan (in each case, as such plans have been further amended and restated).

(ii)                                  As of the Reference Time, except as set forth in this Section 3.01(b) and Section 3.01(a)(ii) (including the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company as contemplated in Section 3.01(a)(ii) of the Company Disclosure Letter) and except for changes since such date permitted by Section 4.01 of this Agreement or the Company Disclosure Letter or resulting from the exercise of Company Stock Options or the settlement of Company Restricted Stock Units, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.01 of this Agreement or the Company Disclosure Letter), there are no issued or outstanding (A) shares of capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have the right to vote) of or other equity interests in the Company or any of its significant subsidiaries, (B) securities of the Company or any of its significant subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other equity interests in the Company or any of its significant subsidiaries, (C) warrants, calls, Options or other rights to acquire from the Company or its significant subsidiaries, or other obligations of the Company or its significant subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or any of its significant subsidiaries or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by the Company or any of its significant subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in the Company or any of its significant subsidiaries.

(iii)                               All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a subsidiary of the Company free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, charges, rights of first refusal, preemptive right, right of first offer, transfer restrictions enforceable by third parties, voting restrictions enforceable by third parties, or other adverse claim (each, a “Lien”), other than transfer restrictions imposed by applicable securities law. There are no voting agreements or similar legally binding arrangements to which the Company or any of its subsidiaries is a party in favor of any person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of the Company or any subsidiary of the Company.

(c)                                  Authority.

(i)                                     The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.01(d)(ii) and subject to the receipt of the Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.02(m), the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of the Company with respect to this Agreement (subject to the receipt of the Company Stockholder Approval) and adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(ii)                                  The Company Board, at a meeting duly called and held, unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (C) recommending, subject to Section 4.03, that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation, as of the date of this Agreement, has not been subsequently rescinded, withdrawn or modified in any manner, and (D) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.02(m), adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL (the “Takeover Laws”, and together with any other anti-takeover provision set forth in the Company’s certificate of incorporation or its bylaws, the “Takeover Provisions”) applicable to a “business combination” (as defined in such Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to Section 4.03, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Joint Proxy Statement.

(d)                                 No Conflicts; Approvals and Consents.

(i)                                     The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of any material payment or material reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its subsidiaries, (B) assuming the accuracy of the representations and warranties of Parent and Merger Sub Section 3.02(m) and subject to the obtaining of the Company Stockholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the filings and approvals described in Section 3.01(d)(ii), (x) any applicable statute, law, rule, regulation or ordinance (together, “laws”) or (y) any judgment, order, writ, injunction or decree (together, “orders”), of any domestic, supranational, federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority (each, a “Governmental Authority”) applicable to the Company or any of its subsidiaries or any of their respective assets or properties or (C) any Company Material Contract, except in the case of each of clauses (B) and (C) above, for such conflicts, violations, breaches, defaults, rights, terminations, cancellations, modifications, accelerations, creations or impositions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent or made available to the stockholders of the Company relating to the special meeting of the stockholders of the Company to be held to consider adoption of this Agreement (the “Company Special Meeting”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), (2) a proxy statement to be sent or made available to the stockholders of Parent (together with the Proxy Statement, the “Joint Proxy Statement”) relating to a special meeting of the stockholders of Parent to be held to consider the issuance of the Parent Common Stock and any other equity issuable in connection with the transactions contemplated by this Agreement (the “Parent Special Meeting”) pursuant to the Exchange Act and the rules and regulations of NASDAQ (which proxy statement may be filed jointly with the Proxy Statement), (3) Parent’s registration statement on Form S-4 as a prospectus in which the Joint Proxy Statement will be included (the “Joint Proxy/S-4”), and the declaration of effectiveness of the portion thereof consisting of the Joint Proxy/S-4 by the SEC, and (4) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) such filings and approvals as may be required under the rules and regulations of the NASDAQ, the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities laws, (D) compliance with applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or orders (together with the HSR Act, the “Antitrust Laws”), including in the Specified Jurisdictions and (E) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent, approval, license, permit, certificate, order or authorization of a Governmental Authority (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  SEC Reports, Financial Statements.

(i)                                     The Company has filed or furnished at or prior to the time so required each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since January 1, 2016 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective filing dates and after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”), each as in effect on the date such Company SEC Report was filed, and (B) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments in written comment letters from the SEC staff with respect to any of the Company SEC Reports. No subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, except as disclosed in certifications filed with the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii)                               The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) filed or furnished in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and at the dates involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv)                              The Company maintains internal control over financial reporting (as defined in Rules 13a—15(f) and 15d—15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a—15(e) and 15d—15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)                                   Absence of Certain Changes or Events. Except for actions contemplated by this Agreement, (i) since April 29, 2018 through the date hereof, the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) since July 29, 2018 through the date hereof, there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 4.01(b) (Organizational Documents), Section 4.01(c) (Dividends; Share Reclassification), Section 4.01(e) (Acquisitions; Capital Expenditures), Section 4.01(f) (Dispositions), Section 4.01(g) (Indebtedness), Section 4.01(i) (Accounting), Section 4.01(j) (Taxes), Section 4.01(k)(i) (Claims), Section 4.01(l)(i)(A) (Contracts and Policy) or, to the extent applicable to such sections, Section 4.01(m) and (iii) since April 29, 2018 through the date hereof, there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g)                                  Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of April 29, 2018 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since April 29, 2018, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) executory obligations under any Contract, (v) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individual or in the aggregate, a Company Material Adverse Effect or (vi) as disclosed on Section 3.01(g) of the Company Disclosure Letter, there are no liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, nor does it have any legally binding commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries, in the Company Financial Statements or the Company SEC Reports.

(h)                                 Legal Proceedings. As of the date hereof, there are no (i) claims, actions, suits, charges, hearings, arbitrations, or other similar proceedings, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or (ii), to the knowledge of the Company, investigations pending or threatened against the Company or any of its subsidiaries, in any case of clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its subsidiaries is a party to or subject to any order, judgment, decree, settlement, injunction or ruling of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(i)                                     Information Supplied. The information with respect to the Company and its subsidiaries that the Company supplies for inclusion (including any information that is incorporated by reference) in (i) the registration statement in Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will not, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement will not, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub. The Joint Proxy/S-4 will comply, with respect to all information regarding the Company and its subsidiaries, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub.

(j)                                    Permits; Compliance with Laws and Orders.

(i)                                     The Company and its subsidiaries hold all material Consents of all Governmental Authorities (“Permits”) necessary to own, lease and operate their respective properties and assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, or cancellation of such Permit, except where such suit or proceeding would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of its subsidiaries has received any written claim or written notice (or to the Company’s knowledge, any oral notice) from any Governmental Authority that it is not in compliance in all material respects with the terms of any such Permits, except for any such noncompliance that would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and each of its subsidiaries is not, and since January 1, 2016 has not been, in material violation of or material default under any material applicable law or order of any Governmental Authority, and neither the Company nor any of its subsidiaries has been given written notice of any material violation of any material applicable law or order of any Governmental Authority; and (B) the Company is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NASDAQ.

(iii)                               Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries is, and since January 1, 2016 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern the Company’s or any of its subsidiaries’ collection or use of any personal information of any person.

(iv)                              Since January 1, 2016, (A) to the knowledge of the Company, there have not been any incidents of material (1) data security breaches, (2) written complaints or written notices (or to the knowledge of the Company, oral complaints or notices) to the Company or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority), in the case of (1), (2) or (3), regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by the Company or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of the Company, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(k)                                 Taxes.

(i)                                     Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance in all respects with all applicable laws and regulations. All Taxes of the Company and its subsidiaries, whether or not shown to be due and owing on such Tax Returns, have been timely paid. The Company and each of its subsidiaries has properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers or otherwise related to the provision of utilities in the jurisdiction in which the Company or its subsidiaries operate and any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)                                  The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports filed prior to the date of this

Agreement, neither the Company nor its subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(iii)                               There is no foreign, federal, state, or local audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy that are pending or being conducted with respect to any Taxes or Tax Return of the Company and its subsidiaries, and neither the Company nor its subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or its subsidiaries, as applicable, does not file a Tax Return that the Company or such subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its subsidiaries has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice that a deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company and its subsidiaries, and no requests for waivers of the time to assess any Taxes are pending. The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries, filed or received since January 1, 2013.

(iv)                              There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any income Taxes that are currently in force.

(v)                                 Neither the Company nor its subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement, and neither the Company nor its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company and its subsidiaries) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

(vi)                              There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or its subsidiaries.

(vii)                           Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(viii)                        Neither the Company nor any of its subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(ix)                              Neither the Company nor any of its subsidiaries has any obligation to reimburse or otherwise “gross-up” any person for the interest or additional Tax set forth under Sections 409A(a)(1)(B) or 4999 of the Code.

(x)                                 Neither the Company nor any of its subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

For purposes of this Agreement:

“Taxes” means any and all federal, state, local and foreign net income, gross income, gross receipts, estimated, escheat, abandoned or unclaimed property, alternative or add-on minimum, sales, use, capital stock, ad valorem, transfer, franchise, windfall, profits, license, lease, goods and services, withholding, payroll, net worth, employment, unemployment, workers compensation, social security, disability, excise, severance, stamp, occupation, premium, real property, personal property, value added, environmental, customs, duties or other taxes of any kind whatsoever and denominated by any name whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes (including the schedules attached thereto and any amendments thereof) required to be filed with respect to Taxes.

(l)                                     Employee Benefit Plans; ERISA.

(i)                                     Each material Company Employee Benefit Plan is listed on Section 3.01(l)(i) of the Company Disclosure Letter. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of the Company Employee Benefit Plans have been established, maintained, funded and administered in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code. The material employment agreements, severance agreements or severance policies applicable to the Company or any of its subsidiaries are the agreements and policies that are disclosed in Section 3.01(l)(i) of the Company Disclosure Letter. With respect to each Company Employee Benefit Plan sponsored by the Company, the Company has made available to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current summary plan descriptions or similar descriptions, (C) the most recently filed Form 5500 and schedules thereto, (D) the most recent IRS determination letters, and (E) the most recent actuarial reports.

(ii)                                  As used herein:

(A)                               “Company Employee Benefit Plan” means any Plan (1) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, (2) in which the current or former employees or directors of the Company or any of its subsidiaries participate (in the case of former employees and directors, only to the extent the Company or any of its subsidiaries has any actual or contingent liabilities or obligations with respect to such individual), or (3) under or with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities or obligations;

(B)                               “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit or compensation plan, agreement, practice, policy, program, scheme or arrangement of any kind (other than government programs), whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and

(C)                               “Controlled Group” means any person that, at any relevant time, would be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iii)                               Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service that such Company Employee Benefit Plan is so qualified, and, to the knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Company Employee Benefit Plan. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Employee Benefit Plan, (x) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due by the Company or any of its subsidiaries have been timely made and (y) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due by the Company or any of its subsidiaries have been made or properly accrued.

(iv)                              Neither the Company nor any of its subsidiaries nor any member of the Controlled Group (nor any person that at any time in the last six (6) years was a member of the Controlled Group) maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA (“Single Employer Pension Plan”), (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage or benefits in the nature of severance pay pursuant to one or more employment agreements or severance plans set forth on Section 3.01(l)(i) of the Company Disclosure Letter).

(v)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) none of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the Company or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan, and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(vi)                              Section 3.01(l)(vi) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of the Company or a change in the ownership of all or a substantial portion of the assets of the Company, either alone or upon the occurrence of any additional or subsequent events (that would not, standing alone, trigger such payment or benefit) and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of funding, payment of or vesting in, or a material increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(vii)                           Each Company Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2012 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2010 and December 31, 2012 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

(viii)                        Neither the Company nor any of its subsidiaries has incurred nor does any of them reasonably expect to incur any liability arising in connection with the termination of, or a complete or partial withdrawal from, any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(m)                             Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings by any union or labor organization to organize any employees of the Company or its subsidiaries, and no such activities or proceedings have occurred within the past five (5) years. Since January 1, 2016, there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company or any of its subsidiaries and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2016, neither the Company nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

(n)                                 Environmental Matters.

(i)                                     Each of the Company and its subsidiaries is, and since January 1, 2013, has been, in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  Each of the Company and its subsidiaries has obtained all Permits required under Environmental Laws (collectively, the “Environmental Permits”), necessary for their operations or the occupancy of the Leased Real Property as of or prior to the date of this Agreement, as applicable, except where the failure to obtain such Environmental Permit has not had and would not reasonably be expected to have, a Company Material Adverse Effect. All such Environmental Permits are validly issued, in full force and effect, except where the failure to be validly issued and in full force and effect has not and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Environmental Claims, actions or proceedings to challenge, modify, revoke or terminate any such Environmental Permits except such Environmental Claims, actions or proceedings that have not had and if determined adversely would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its subsidiaries are and since January 1, 2016 have been in material compliance with all terms and conditions of the Environmental Permits, except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii)                               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened:

(A)                               against the Company or any of its subsidiaries, including any Environmental Claim relating to any site, property or facility to or from which the Company or any of its subsidiaries or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous Materials;

(B)                               to the knowledge of the Company, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its subsidiaries; or

(C)                               to the knowledge of the Company, against any real property currently or formerly owned, operated or leased by the Company or any of its subsidiaries; except in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a material liability (contingent or otherwise) of the Company or its subsidiaries;

(iv)                              There have not been any Releases of, or exposure of any person to, any Hazardous Material that has or would reasonably be expected to give rise to any material Environmental Claim against or liability of the Company or any of its subsidiaries, except in each case for such Releases or exposure that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(v)                                 The Company and its subsidiaries have not received any written notice alleging any actual or alleged material violation of or material liability that remains outstanding and unresolved relating to any of them or their business or their facilities, arising under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.

(vi)                              To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any Environmental Claim resulting from a release of Hazardous Materials at any site, property or facility to which the Company or any of its subsidiaries or any of their respective predecessors has transported, disposed of, or arranged for the transport, treatment, storage, handling or disposal of Hazardous materials, except as would not reasonably be expected to have, a Company Material Adverse Effect.

(vii)                           The Company has made available to Parent any environmental site assessment or audit report in the Company’s possession identifying any environmental, health or safety violations or any liabilities arising under Environmental Laws that would reasonably be expected to have a Company Material Adverse Effect.

As used in this Section 3.01(n):

(A)                               “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, proceedings or written notices of noncompliance, or written notice of violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit or relating to Hazardous Materials or Releases;

(B)                               “Environmental Laws” means applicable domestic or foreign federal, state and local laws, principles of common law, statutes, regulations,

ordinances and orders and determinations to the extent binding on the Company or its subsidiaries, relating to pollution, protection of the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to Hazardous Materials, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C)                               “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is designated as or regulated as “radioactive,” a “pollutant,” “toxic,” “hazardous,” or terms of similar import under any applicable Environmental Law; and

(D)                               “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(o)                                 Intellectual Property.

(i)                                     All of the Registered Intellectual Property Rights of the Company and its subsidiaries are owned or filed in the name of the Company or its subsidiaries, are subsisting and, to the knowledge of the Company (except with respect to applications included therein), valid and enforceable, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  To the knowledge of the Company, the Company and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries (collectively, the “Company Intellectual Property”), free and clear of all Liens, except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its subsidiaries has taken commercially reasonable actions to maintain, protect and enforce the Company Intellectual Property owned by the Company or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, has required persons, including current and former employees, consultants and contractors, that have developed material software or other material Technology for the Company or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to the Company or its subsidiary of all such Technology, including Intellectual Property Rights therein and thereto, developed for the Company or its subsidiary during the course of and within the scope of such person’s employment or other engagement with the Company or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of the Company and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)                               Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted since January 1, 2016 against the Company or any of its subsidiaries, and, to the knowledge of the Company, none have been threatened, by any person that (1) allege that the Company or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Company Intellectual Property owned by the Company or any of its subsidiaries, (B) to the knowledge of the Company, neither the Company nor any of its subsidiaries, nor the conduct of the business of the Company or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any person, and (C) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv)                              “Registered Intellectual Property Rights” means (A) all patents, registered trademarks, applications to register trademarks, registered copyrights, applications to register copyrights and domain names that are registered, recorded or filed by, for or under authorization from (or in the name of) an entity and (B) any other applications, registrations, recordings and filings by an entity (or otherwise authorized by or in the name of an entity) in connection with any Intellectual Property Right.

(v)                                 “Technology” means any or all of the following: (A) any and all software and other published and unpublished works of authorship including without limitation technical papers, presentations and other materials, algorithms, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (B) inventions (whether or not patentable), discoveries, and improvements, (C) proprietary and confidential information, trade secrets, and know how, (D) databases, data compilations and collections, and technical data, (E) logos, trade names, trade dress, trademarks and service marks, (F) domain names, web addresses, uniform resource locators, and sites, (G) tools, methods, processes, algorithms, routines, techniques, know-how, and trade secrets, (H) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and any hardware, and (I) any and all instantiations of the foregoing and other technical information in any form and embodied in any media.

(vi)                              “Intellectual Property Rights” means all common law or statutory rights throughout the world in, arising out of or associated with: (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals associated with any of the foregoing, (B) inventions (whether or not patentable or reduced to practice), and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith and counterparts thereof, (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights, (D) trade secrets, know-how and proprietary and other confidential information, including improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals), (E) software (including source code, executable code, systems, tools, data, databases, applications, firmware and related documentation) and (F) any similar or equivalent rights to any of the foregoing anywhere in the world.

(p)                                 Company Systems.

(i)                                     To the knowledge of the Company, the computer systems, including the software, systems, code, websites, firmware, hardware, networks, interfaces, applications, platforms, other information technology equipment, assets and infrastructure and related systems (the “Systems”) owned or leased by or licensed to the Company or any of the subsidiaries (collectively, the “Company Systems”) in the conduct of its business are, to the knowledge of the Company, sufficient for the immediate needs of the Company and its subsidiaries in all material respects. Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby shall not impair the right, title or interest of the Company or any of its subsidiaries in or to any Company Systems or Company Intellectual Property owned or exclusively in-licensed by the Company or any of its subsidiaries, and all Company Systems and Company Intellectual Property shall be owned or available for use by the Company and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company owned or used the Company Systems and Company Intellectual Property immediately prior to the Effective Time.

(ii)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries take, and since January 1, 2016 have taken, commercially reasonable actions to maintain and protect (A) the integrity, security and continuous operation of Company Systems owned or controlled by the Company or its subsidiaries and used in the operation of their business, and, to the knowledge of the Company, there have been no material breaches, violations, unplanned outages or unauthorized uses of same, (B) all nonpublic sensitive data relating to the Company and its subsidiaries’ respective current and former customers, including any personal, personally identifiable, financial, sensitive or regulated information (including credit or debit card information, bank account information or user names and passwords) (“Private Data”) and (iii) their trade secrets and confidential information included in the Company Intellectual Property or stored on the Company Systems.

(iii)                               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements. The Company and each of its subsidiaries have Privacy Policies in place.  To the knowledge of the Company, none of the Company or its subsidiaries are currently (and have not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure, breach or transfer of any Private Data or any violation of any Data Security Requirements.  Since January 1, 2016, none of the Company or its subsidiaries have received any written claim, complaint, inquiry or notice from any Governmental Authority or other person related to the Company’s or any of its subsidiaries’ collection, processing, use, storage, security or disclosure of Private Data, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(q)                                 Real Property.

(i)                                     Section 3.01(q)(i) of the Company Disclosure Letter sets forth the address of all real property owned in fee simple by the Company or its subsidiaries (the “Owned Real Properties”).  Except for Permitted Liens, the Owned Real Properties are not subject to any Liens.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its subsidiaries holds good, valid and marketable title (or the local legal equivalent thereto) to the Owned Real Property and has not, as of the date hereof, leased or otherwise granted to any person any right to use all of such Owned Real Property or any portion thereof in such a way that has had or would reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has made available to Parent a true and complete copy of each Lease relating to such Leased Real Property.

(iii)                               The Owned Real Property identified in Section 3.01(q)(i) of the Company Disclosure Letter and the Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprise all of the real property used in the businesses of the Company and its subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Lease identified in Section 3.01(q)(ii) of the Company Disclosure Letter, is legal, valid and binding obligation of the Company or one of its subsidiaries and, to the knowledge of the Company, enforceable and in full force and effect against the other parties thereto, (B) neither the Company nor any of its subsidiaries is currently subleasing, licensing or otherwise granting any person (other than the Company or any of its subsidiaries) the right to use or occupy such Leased Real Property or any portion thereof, (iii) neither the Company nor any of its subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (iv) no uncured default of a material nature on the part of the Company or, if applicable, any of its subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Lease of such Leased Real Property, and no event has occurred or circumstance exists which, with the giving of written notice, the passage of time, or both, would constitute a material breach or default under a Lease.

(r)                                    Personal Property.

(i)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries, as applicable, have good and marketable title to, or valid leasehold interests in or valid rights under contracts to use, all of their material property and material assets reflected on the most recent balance sheet included in the Company Financial Statements or acquired after the date of such balance sheet and prior to the date hereof, free and clear of all Liens except Permitted Liens, except as have been disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice.

(ii)                                  “Permitted Liens” shall mean (1) Liens under workmen’s compensation, unemployment insurance, other types of social security or similar laws, or security for governmental charges, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (2) carriers’, warehousemen’s, materialmens’, mechanics’ or other similar Liens, as well as Liens granted by the Company or any of its subsidiaries to suppliers of goods in order to secure payment for such goods, in each case incurred or granted in the ordinary course of business consistent with past practice, (3) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (4) Liens for Taxes that are not yet due and payable or Liens as security for contested Taxes not yet delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, (5) licenses to Intellectual Property Rights granted to third parties, (6) any Liens, easements, rights of way, encumbrances, zoning, land use, covenants, conditions and restrictions, matters that would be shown by a real property survey or similar matters affecting any Owned Real Property or Leased Real Property, (7) zoning, building and other similar codes and regulations, (8) any conditions that would be disclosed by a current, accurate survey or physical inspection, (9) any Liens the existence of which are disclosed in the notes to the Company Financial Statements, (10) non-exclusive licenses granted under Intellectual Property, (11) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company or any of its subsidiaries as currently conducted, (12) purchase money security interests securing rental payments under capital lease arrangements, and (13) Liens set forth on Section 3.01(r) of the Company Disclosure Letter.

(s)                                   Vote Required. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement is the only vote of holders of any of the Company’s capital stock necessary to consummate the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

(t)                                    Opinions of Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”), dated as of November 8, 2018, of Barclays Capital, Inc. (the “Company Financial Advisors”) that, as of the date of such Fairness Opinion and based on the various assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in connection with the Merger pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. A signed copy of such Fairness Opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

(u)                                 Takeover Laws Inapplicable. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.02(m) are accurate, the Company has taken all action required to be taken by it so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) are inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statue or regulation or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger or the other transactions contemplated hereby.  The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

(v)                                 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2016, the Company and each of its subsidiaries has been continuously insured in amounts as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, (ii) all of the material insurance policies of the Company are in full force and effect, (iii) the Company is not in breach of, or default under, any such insurance policy in any material respect, and (iv) neither the Company nor any of its subsidiaries has received any written notice (or to the Company’s knowledge, any oral notice) of any cancellation or termination with respect to any insurance policy maintained by the Company and its subsidiaries other than as is customary in connection with renewals of existing insurance policies.  The Company has made available to Parent prior to the date of this Agreement true and complete copies of all material insurance policies.

(w)                               Company Material Contracts.

(i)                                     Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, Section 3.01(w) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of the following Contracts that are in effect as of the date hereof to which the Company or any of its subsidiaries is a party, by which any of them is bound or by which any of their respective assets or properties is bound (each such Contract, together with each Contract filed as an exhibit to the Company SEC Reports, a “Company Material Contract”):

(A)                               each Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but has not been filed as an exhibit to the Company SEC Reports;

(B)                               each Contract other than Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter, that (1) limits in any material respect either the type of business in which the Company or any of its subsidiaries may engage or the manner or geographic area in which any of them may so engage in any business, (2) obligates the Company or any of its subsidiaries to conduct business that is material to the Company or any of its material subsidiaries on an exclusive basis with any third party, (3) would require the disposition of any assets or line of business of the Company or any of its subsidiaries for consideration in excess of $5,000,000 as a result of the consummation of the transactions contemplated by this Agreement, (4) contains a put, call or similar right pursuant to which the Company or any of its subsidiaries would be required to purchase or sell any equity interest of any person, (5) is a Contract material to the Company or any of its material subsidiaries, that grants “most favored nation” status by the Company or any of its subsidiaries to any person, (6) requires the future payment by the Company and/or any of its subsidiaries of more than $10,000,000 in the two-year period following the date hereof and cannot be terminated by the Company or its subsidiaries on less than one hundred and twenty (120) days’ notice without material payment or penalty, excluding Leases and Contracts with annual renewal, other than Contracts entered into in the ordinary course of business consistent with past practices, (7) entitles the Company or any of its subsidiaries to payments of more than $10,000,000 in the two year period following the date hereof, other than Contracts entered into in the ordinary course of business; or (8) pursuant to which (x) the Company or any of its subsidiaries has granted to any person any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property Rights that are material to and owned by the Company or any of its subsidiaries, other than (I) non-disclosure agreements entered into in the ordinary course of business, (II) pursuant to Contracts granting non-exclusive rights that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent in the ordinary course of business consistent with past practice and (III) Incidental Licenses, or (y) a third party has granted to the Company or any of its subsidiaries any license or other right, title or interest (including any assignment or covenant not to sue) in or to any Intellectual Property Rights that are material to the Company, other than (I) non-disclosure agreements entered into in the ordinary course of business, (II) non-exclusive licenses of software (including software licensed through software as a service arrangement) that are generally commercially available or non-exclusive licenses granted to the Company as a customer in the ordinary course of business consistent with past practice or (III) Incidental Licenses;

(C)                               each Contract, excluding Leases, Contracts between or among the Company or any of its subsidiaries and organizational documents of the Company and its subsidiaries, that has an aggregate principal amount, or provides for an aggregate obligation, in excess of $5,000,000 that (I) evidences indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guarantees any such indebtedness of a third party, or (III) contains a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibiting the pledging of capital stock of the Company or any of its subsidiaries, or prohibiting the issuance of guarantees by any subsidiary of the Company;

(D)                               any material collective bargaining agreement or other material Contract with any labor union;

(E)                                any partnership or joint venture agreement that is material to the Company and its subsidiaries, taken as a whole; and

(F)                                 each Contract with any Governmental Authority, other than pursuant to Contracts that are substantially in the form of one of the Company’s standard Contracts that have been made available to Parent; and

(G)                               each Contract (other than employment-related agreements and Employee Benefit Plans) that have been made available to Parent prior to the date hereof of the Company or any of its subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act to the extent it has not been disclosed or filed as an exhibit to the Company SEC Reports.

(ii)                                  The Company has made available to Parent prior to the date of this Agreement a true and complete copy of each Company Material Contract as in effect on the date of this Agreement. Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) would constitute such a breach or default under any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, relating to creditors’ rights generally and to general equitable principles.

(x)                                 Brokers. Except for the Company Financial Advisors, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries that is entitled to any fee from the Company or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Simultaneously with the execution hereof, the Company shall provide to Parent each letter of engagement entered into with the Company Financial Advisors in connection with the transactions contemplated by this Agreement.

(y)                                 Compliance with Certain Laws

(i)                                     Since January 1, 2013, none of (A) the Company or any of its subsidiaries or (B) to the knowledge of the Company, any of their respective directors, officers, employees or authorized agents (each, a “Company Representative”) has violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-corruption or anti-bribery laws (collectively, with the FCPA, the “Anti-Corruption Laws”).

(ii)                                  Without limiting the foregoing, since January 1, 2013, none of the Company or any of its subsidiaries nor, to the knowledge of the Company, any Company Representative has (A) used any funds of the Company or any of its subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or to any person acting in an official capacity for any Governmental Authority, to any political party or official thereof, or to any candidate for political office (a “Government Official”), (B) made any unlawful payment from the funds of the Company and its subsidiaries to any Government Official or made any unlawful payments, unlawful gifts, or unlawful contributions to any person with the knowledge that such funds would be offered, given or promised to any Government Official in an unlawful manner, (C) made any fraudulent entry on the books or records of the Company or any of its subsidiaries, or (D) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its subsidiaries or to influence any act or decision of a Government Official or other person on behalf of the Company or any of its subsidiaries. No proceeding (or, to the knowledge of the Company, any inquiry or investigation)  by or before any Governmental Authority involving the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Company Representatives, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened; and to the knowledge of the Company, since January 1, 2013, none of the Company, its subsidiaries or any Company Representative have been the subject of such proceeding, inquiry or investigation. There have been no disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Corruption Law by the Company, its subsidiaries or, to the knowledge of the Company, any of the Company Representatives since January 1, 2013.

(iii)                               Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013, (A) each of the Company and  its subsidiaries has conducted its export, re-export, and in-country transfer transactions in accordance with all applicable U.S. export, re-export and in-country transfer Laws and controls and all other applicable  export and re-export Laws and controls in any country or jurisdiction in which the Company or any of its subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Control Reform Act, the Export Administration Regulations, executive orders and laws implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any applicable anti-boycott compliance regulations (“Export Controls”) and (B) each of the Company and its subsidiaries has been in compliance with all applicable laws of any jurisdiction regarding import (“Import Provisions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.   Since January 1, 2013, the Company and its subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Authorities required for (i) the export, re-export, import and in-country transfer of its products, services, software and technologies, (ii) releases of products, services, software and technologies to foreign nationals located in the U.S. and abroad and (iii) otherwise complying with Export Controls and Import Provisions (collectively, the “Export and Import Approvals”), and each of the Company and its subsidiaries is and, since January 1, 2013, has been in compliance in all material respects with the terms of all Export and Import Approvals.  Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013, there have been no claims, charges, violations, settlements, civil or criminal enforcement actions, open voluntary or prior disclosures, lawsuits, or other court actions, or, to the knowledge of the Company, investigations, against the Company or any of its subsidiaries with respect to Export and Import Approvals (and, to the knowledge of the Company, no such claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, open voluntary or prior disclosures, lawsuits, or other court actions are threatened against the Company or any of its subsidiaries).  Section 3.01(y) of the Company Disclosure Letter sets forth the true, correct and complete United States ECCN codes applicable to the Company’s and its subsidiaries’ products, services, software and technologies.

(iv)                              Since January 1, 2013, the Company and its subsidiaries have not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or received any written notice, citation, report, or allegation with respect to any material non-compliance with Anti-Corruption Laws, Export Provisions or Import Provisions.  To the Company’s knowledge, there are no pending or threatened investigations, claims or enforcement actions against the Company or its subsidiaries with respect to any material non-compliance with Anti-Corruption Laws, Export Provisions or Import Provisions.

(z)                                  No Other Representations or Warranties; Non-Reliance on Parent Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Parent by the Company and its subsidiaries, the Company has received from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, its subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that Company and its subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. The Company and its subsidiaries hereby acknowledge that neither Parent nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Section 3.02, the Company acknowledges that neither Parent nor any of its subsidiaries nor any Representative of any such persons makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to the Company or any of its subsidiaries by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

Section 3.02                             Representations and Warranties of Parent and Merger Sub. Except, with respect to any Section of this Article III, as set forth in (i) the corresponding section or sections of the disclosure letter dated as of the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection only if the relevance of such item is reasonably apparent from the text of such disclosure) (the “Parent Disclosure Letter”) or (ii) the Parent SEC Reports filed by the Parent between January 1, 2015 and one Business Day prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (but excluding any forward-looking statements, or statements that are predictive, forward-looking or primarily cautionary in nature included in the risk factors and other similar statements), Parent and Merger Sub represent and warrant to the Company as follows:

(a)                                 Organization and Qualification.

(i)                                     Each of Parent and Merger Subs duly organized, validly existing and in good standing under the laws of its jurisdiction or organization, except for such failures to be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has the requisite corporate power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Subs duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation, bylaws, certificate of formation, limited liability company agreement (or similar organizational documents), as applicable, in any material respect. Parent has disclosed or made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s and Merger Sub’s respective certificates of incorporation and by-laws, each as amended through the date hereof, and each as so disclosed or made available is in full force and effect on the date of this Agreement.

(ii)                                  Section 3.02(a)(ii) of the Parent Disclosure Letter sets forth, as of the date hereof, all significant subsidiaries of Parent, including the name of each such entity and its equityholders.

(iii)                               Except for interests in the subsidiaries of Parent and publicly traded securities held for investment which do not exceed five percent of the outstanding securities of any person, neither Parent nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(iv)                              Each of Parent’s subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and each of Parent’s subsidiaries has the requisite corporate (or similar) power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of the Parent’s subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value, of Parent. As of the Reference Time, there were outstanding (A) 63,586,539 shares of Parent Common Stock, (B) Parent Stock Options to purchase an aggregate of 3,926,486 shares of Parent Common Stock (of which Options to purchase an aggregate of 2,492,238 shares of Parent Common Stock were exercisable), (C) Parent Restricted Stock Units with respect to an aggregate of 1,355,291 shares of Parent Common Stock, (D) no shares of preferred stock and (E) 851,048 shares of Parent Common Stock available and reserved for issuance (but not issued) under Parent’s employee stock plans.

(ii)                                  As of the Reference Time, except as set forth in this Section 3.02(b) and Section 3.02(a)(ii) (including the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent as contemplated in Section 3.02(a)(ii) of the Parent Disclosure Letter) and except for changes since such date permitted by Section 4.02 of this Agreement or the Parent Disclosure Letter or resulting from the exercise of Options to purchase Parent Common Stock or the settlement of restricted stock units, in each case outstanding on such date (or following such date if permitted pursuant to Section 4.02 of this Agreement or the Company Disclosure Letter), there are no issued or outstanding (A) shares of capital stock or other voting securities of or other equity interests in Parent or any of its significant subsidiaries, (B) securities of Parent or any of its significant subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness that have the right to vote) of or other equity interests in Parent or any of its significant subsidiaries, (C) warrants, calls, Options or other rights to acquire from Parent or any of its significant subsidiaries, or other obligations of Parent or any of its significant subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or any of its significant subsidiaries or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by Parent or any of its significant subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other equity interests in Parent or any of its significant subsidiaries.

(iii)                               All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable, including shares which constitute a portion of the Merger Consideration. All of the outstanding shares of capital stock, membership interests, partnership interests, voting securities or other ownership interests of each subsidiary of Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent or a subsidiary of Parent, free and clear of any Liens, other than transfer restrictions imposed under applicable securities law. There are no voting agreements or similar legally binding arrangements to which Parent or any of its subsidiaries is a party in favor of any person other than Parent or a subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock, membership interests, partnership interests, voting securities or other ownership interests of Parent or any subsidiary of Parent.

(c)                                  Authority.

(i)                                     Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.02(d)(ii) and subject to the receipt of the Parent Stockholder Approval. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub with respect to this Agreement (subject to the receipt of the Parent Stockholder Approval) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby other than the approval of this Agreement by the sole stockholder of Merger Sub (which shall be Parent or a wholly owned subsidiary of Parent), obtaining the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles.

(ii)                                  The Parent Board and the board of directors of Merger Sub, at a meeting duly called and held, have each unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger and the issuance of the Parent Common Stock issuable in connection with the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders and members, and (C) in the case of the Parent Board, recommending that the holders of the Parent Common Stock vote in favor of the issuance of the Parent Common Stock issuable in connection with the Merger (the “Parent Board Recommendation”).  Parent hereby consents to the inclusion of a description of the Parent Board Recommendation in the Joint Proxy Statement, subject to Section 5.01(e).

(d)                                 No Conflicts; Approvals and Consents.

(i)                                     The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation of, breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of any material payment or material reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) the certificates of incorporation or by-laws (or other comparable organizational documents) of Parent and Merger Sub, (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(d), including the filings and approvals described in Section 3.02(d)(ii), any laws or orders of any Governmental Authority applicable to Parent or Merger Sub or any of their respective assets or properties, or (C) any Contract material to Parent and its subsidiaries, taken as a whole, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  Except for (A) compliance with, and filings under, the HSR Act, (B) the filing with the SEC of (1) the Joint Proxy Statement relating to the Parent Special Meeting, (2) the Joint Proxy Statement relating to the Company Special Meeting and (3) the Joint Proxy/S-4 and the declaration of effectiveness of the Joint Proxy/S-4 by the SEC, and (4) such other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) such filings and approvals as may be required under the rules and regulations of the NASDAQ, the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities laws, (D) compliance with applicable Antitrust Laws, including in the Specified Jurisdictions, and (E) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by Parent or its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, in each case, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  SEC Reports, Financial Statements.

(i)                                     Parent has filed or furnished at or prior to the time so required each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2016 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective filing dates and after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and complied in all material respects with the applicable provisions of SOX each as in effect on the date such Company SEC Report was filed, and (B) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments in written comment letters from the SEC staff with respect to any of the Parent SEC Reports. No subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii)                                  Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, except as disclosed in certifications filed with the Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii)                               The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) filed or furnished in the Parent SEC Reports (the “Parent Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and at the dates involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv)                              Parent maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f)                                   Absence of Certain Changes or Events. Except for actions contemplated by this Agreement, since June 30, 2018 through the date hereof, (i) Parent and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (iii) there has not been any action taken by Parent and Merger Sub or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.02(b) (Organizational Documents), Section

4.02(c) (Dividends; Share Reclassification), Section 4.02(e) (Accounting), Section 4.02(f) (Taxes) and Section 4.02(g) (Debt).

(g)                                  Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of June 30, 2018 included in the Parent Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2018, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement, (iv) executory obligations under any Contract or (v) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individual or in the aggregate, a Parent Material Adverse Effect, there are no liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of Parent or its subsidiaries. Neither Parent nor any of its subsidiaries is a party to, nor does it have any legally binding commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

(h)                                 Legal Proceedings. As of the date hereof, there are no (i) claims, actions, suits, charges, hearings, arbitrations, or other similar proceedings, in each case, before any Governmental Authority or arbitrator pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or (ii), to the knowledge of Parent, investigations pending or threatened against Parent or any of its subsidiaries, in any case of clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to or subject to any order, judgment, decree, settlement, injunction or ruling of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(i)                                     Information Supplied. The information with respect to Parent and its subsidiaries that Parent supplies for inclusion (including any information that is incorporated by reference) in (i) the registration statement in Joint Proxy/S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will not, at the time the Joint Proxy/S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement will not, at the date it is first mailed or made available to the Company’s stockholders and Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in any case, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its subsidiaries. The Joint Proxy/S-4 will comply, with respect to all information regarding Parent and Merger Sub, as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its subsidiaries.

(j)                                    Financing.

(i)                                     Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter among Parent and Bank of America, N.A. (including any related exhibits, schedules, annexes, supplements and other related documents), dated on or about the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitment”), from each of the financing sources identified therein (such financing sources, together with any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective affiliates and their respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case solely in their respective capacities as such, collectively, the “Debt Financing Parties”), pursuant to which the Debt Financing Parties have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth or contemplated therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), together with a fee letter (which may include redaction solely in respect of the fee amounts, pricing, “price-flex” and other economic provisions that could not reasonably be expected to adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing) from the Debt Financing Parties related to the Debt Financing (the “Fee Letter”). As of the date hereof, other than the Debt Financing Commitment and the Fee Letter, there are no other Contracts between any of the Debt Financing Parties, on the one hand, and Parent and any of its subsidiaries, on the other hand, with respect to the Debt Financing.

(ii)                                  As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitment, other than as expressly set forth in the Debt Financing Commitment.  Assuming the Debt Financing is funded in accordance with the Debt Financing Commitment, the net proceeds contemplated by the Debt Financing Commitment, together with other financial resources of Parent, whether directly held or available for use by Parent and its subsidiaries, including cash on hand at the Company on or after the Closing Date (whether directly held or available for use by the Company and its subsidiaries), in the aggregate, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Parent, Merger Sub, or the Surviving Corporation in connection with the Merger and the Debt Financing and any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger). Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Debt Financing Commitment or any other financing (such obligations being subject only to the satisfaction of the conditions set forth in Sections 6.01 and 6.03).

(iii)                               As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes the valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms against Parent and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles). As of the date hereof, (A) neither the Debt Financing Commitment nor the Fee Letter has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto except as may be contemplated to add lenders, lend arrangers or similar entities that have not executed the Debt Financing Commitment as of the date hereof), (B) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Financing Commitment, and (C) none of the respective commitments under any of the Debt Financing Commitment have been withdrawn, terminated or rescinded (and no such withdrawal, termination or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto).  As of the date of this Agreement and assuming the accuracy of the representations and warranties made by the Company in Section 3.01, Parent (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent in the Debt Financing Commitment inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its subsidiaries in the Debt Financing Commitment, and (z) has no reason to believe that any portion of the Debt Financing will not be made available to Parent on the Closing Date. As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees required by the Debt Financing Commitment to be paid by it on or prior to the date of this Agreement, and Parent will in the future pay any such fees as they become due.

(iv)                              Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the payment of the aggregate Merger Consideration payable to the holders of Company Common Stock and equity awards pursuant to Article II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, and payment of all related fees and expenses, Parent and its subsidiaries on a consolidated basis will be Solvent as of the Effective Time, and, in each case, immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition of “Solvent”, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(k)                                 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Subs, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and as contemplated by this Agreement, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(l)                                     Brokers. As of the date hereof, except for any such fees payable to Bank of America, N.A., none of Parent, Merger Sub or any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or Merger Sub, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

(m)                             Ownership of Company Capital Stock. None of Parent, Merger Sub, or any of their subsidiaries own (as defined in Section 203 of the DGCL) or beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date own or beneficially own, any shares of Company Common Stock or other securities of the Company or any options, warrants, or other rights to acquire Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.  Neither Parent, Merger Sub, nor any of their respective “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or has been at any time within the last three (3) years, an “interested stockholder” as defined in Section 203 of the DGCL.  Neither Parent nor any of its subsidiaries has taken, nor authorized or permitted any of its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251 of the DGCL inapplicable to the Merger.

(n)                                 Permits; Compliance with Laws and Orders.

(i)                                     Parent and each of its subsidiaries hold all Permits necessary to own, lease and operate their respective properties and assets and for the conduct of their respective businesses, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No such Permit is the subject of any suit or proceeding seeking the revocation, suspension, or cancellation of such Permit, except where such suit or proceeding would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its subsidiaries are in compliance in all material respects with the terms of such Permits, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2016, neither Parent nor any of its subsidiaries has received any written claim or written notice (or, to the Company’s knowledge, any oral notice) from any Governmental Authority that it is not in compliance in all material respects with the terms of any such Permits, except for any such noncompliance that would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)                                  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each of Parent and Merger Sub and each of their respective subsidiaries is not, and since January 1, 2016 has not been, in material violation of or material default under any material applicable law or order of any Governmental Authority, and none of Parent, Merger Sub or any of their respective subsidiaries has been given written notice of any material violation of any material applicable law or order of any Governmental Authority, and (B) Parent is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NASDAQ.

(iii)                               Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub and each of their respective subsidiaries, is, and since January 1, 2016 has been, in compliance in all material respects with (A) all applicable material data protection, privacy, security and other applicable laws governing the collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information (including credit card information), and (B) any material privacy policies, programs or other notices that concern Parent’s and Merger Sub’s or any of their respective subsidiaries’ collection or use of any personal information of any person.

(iv)                              Since January 1, 2016, (A) to the knowledge of Parent, there have not been any incidents of material (1) data security breaches, (2) written complaints or written notices (or, to the knowledge of Parent, oral complaints or notices) to Parent or any of its subsidiaries, or (3) audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority), in the case of (1), (2) or (3), regarding the unauthorized or illegal collection or use (including the storage, display, transfer, dissemination and other disposition) of any personal or other sensitive information of any person, or any material violation of applicable law, by Parent or any of its subsidiaries, and (B) no such claim is pending or, to the knowledge of Parent, threatened, that, in the case of (A) or (B), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(o)                                 Parent Common Stock. The Parent Common Stock which constitutes a portion of the Merger Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

(p)                                 Voting Requirements. (i) The affirmative vote of a majority of the votes cast for the proposal on the issuance of the Parent Common Stock and any restricted units of Parent issuable in connection with this Agreement (including the Merger) (the “Parent Stockholder Approval”) and (ii) the affirmative vote of holders of a majority of the outstanding shares of common stock of Merger Sub entitled to vote thereon are the only votes of the holders of any class or series of capital stock or membership interest of Parent or Merger Sub necessary for Parent or Merger Sub to adopt this Agreement and approve and consummate the Merger and the transactions contemplated by this Agreement.

(q)                                 Parent Intellectual Property.

(i)                                     All of the Registered Intellectual Property Rights owned or filed in the name of Parent or its subsidiaries are subsisting and, to the knowledge of Parent (except with respect to applications included therein), valid and enforceable, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  To the knowledge of Parent, Parent and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property Rights owned or purported to be owned by the Parent or its subsidiaries (collectively, the “Parent Intellectual Property”), free and clear of all Liens, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries has taken commercially reasonable actions to maintain, protect and enforce the Parent Intellectual Property owned by Parent or any of its subsidiaries, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, has required persons, including current and former employees, consultants and contractors, that have developed material software or other material Technology for Parent or any of its subsidiaries to execute written agreements pursuant to which such person (A) assigns ownership to Parent or its subsidiary of all such Technology, including Intellectual Property Rights therein and thereto, developed for the Parent or its subsidiary during the course of and within the scope of such person’s employment or other engagement with Parent or any of its subsidiaries (except to the extent prohibited by law), and (B) is bound to protect and maintain the confidentiality of the confidential information of Parent and its subsidiaries; except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)                               Except as set forth on Section 3.02(q)(iii) of the Parent Disclosure Letter, (A) no material claims, actions or other proceedings are pending and none have been asserted since January 1, 2016 against the Parent or any of its subsidiaries, and, to the knowledge of Parent, none have been threatened, by any person that (1) allege that Parent or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any person, or (2) contest the use, ownership, validity, enforceability, patentability or registrability of any Parent Intellectual Property owned by Parent or any of its subsidiaries, (B) to the knowledge of the Parent, neither Parent nor any of its subsidiaries, nor the conduct of the business of the Parent or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any person, and (C) to the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any of its subsidiaries; except, with respect to each of clauses (A), (B) and (C), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(r)                                    Parent Systems.

(i)                                     To the knowledge of Parent, the Systems owned or leased by or licensed to Parent or any of its subsidiaries (collectively, the “Parent Systems”) in the conduct of its business are, to the knowledge of Parent, sufficient for the immediate needs of Parent and its subsidiaries in all material respects. Since January 1, 2016, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Parent Systems that have caused or would reasonably be expected to result in any substantial disruption or interruption in or to the use of such Parent Systems or the conduct of the business of Parent or any of its subsidiaries; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith; except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby shall not impair the right, title or interest of Parent or any of its subsidiaries in or to any Parent Systems or Parent Intellectual Property owned or exclusively in-licensed by Parent or any of its subsidiaries, and all Parent Systems and Parent Intellectual Property shall be owned or available for use by Parent and its subsidiaries immediately after the Effective Time on terms and conditions identical in all material respects to those under which Parent owned or used the Parent Systems and Parent Intellectual Property immediately prior to the Effective Time.

(ii)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its subsidiaries take, and since January 1, 2016 have taken, commercially reasonable actions to maintain and protect (A) the integrity, security and continuous operation of Parent Systems owned or controlled by Parent or its subsidiaries and used in the operation of their business, and, to the knowledge of Parent, there have been no material breaches, violations, unplanned outages or unauthorized uses of same and (B) all nonpublic sensitive data relating to the Company and its subsidiaries’ respective current and former customers, including any personal, personally identifiable, financial, sensitive or regulated information (including credit or debit card information, bank account information or user names and passwords) and (iii) their trade secrets and confidential information included in the Parent Intellectual Property or stored on the Parent Systems.

(iii)                               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements. Parent and each of its subsidiaries have Privacy Policies in place.  To the knowledge of Parent, none of Parent or its subsidiaries is currently (and has not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure, breach or transfer of any Private Data or any violation of any Data Security Requirements.  Since January 1, 2016, none of Parent or its subsidiaries have received any written claim, complaint, inquiry or notice from any Governmental Authority or other person related to Parent’s or any of its subsidiaries’ collection, processing, use, storage, security or disclosure of Private Data, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s)                                   Parent Employee Benefit Plans; ERISA.  Except as would not reasonably be expected to have a Parent Material Adverse Effect, each of the Plans entered into, established, maintained, sponsored, contributed to or required to be contributed to by Parent or any of its subsidiaries has been established, maintained, funded and administered in compliance with its terms and all applicable requirements of law, including ERISA and the Code. Neither Parent nor any of its subsidiaries, nor any other person that, at any relevant time, could be treated as a single employer with Parent or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or to Title IV of ERISA, (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage or benefits in the nature of severance pay pursuant to one or more employment agreements or severance plans maintained by Parent or its subsidiaries).  Except as would not reasonably be expected to have a Parent Material Adverse Effect, no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Plan maintained by Parent or any of its subsidiaries (other than routine claims for benefits) is pending or, to the knowledge of Parent, threatened.

(t)                                    Certain Arrangements.  To the knowledge of Parent, there are no Contracts or commitments to enter into Contracts (i) between Parent, Merger Sub, or any of their subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its subsidiaries, on the other hand, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.

(u)                                 Antitakeover Statutes.  Assuming the accuracy of the Company’s representations and warranties in Section 3.01(u), no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or the transactions contemplated hereby.

(v)                                 No Other Representations or Warranties; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent, Merger Sub, Parent, have received from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them.  Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective stockholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans. Except for the representations and warranties contained in Section 3.01, each of Parent and Merger Sub acknowledges that neither the Company nor any of its subsidiaries nor any Representative of any such persons makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of such persons or with respect to any other information provided or made available to Parent by or on behalf of any such persons in connection with the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

Section 4.01                             Covenants of the Company. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant in accordance with Article VII, the Company covenants and agrees as to itself (and the Company shall cause its subsidiaries) (except as expressly required or permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by applicable law, or to the extent that Parent shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed):

(a)                                 Ordinary Course. Except to the extent the Company is prohibited or restricted from taking any action contemplated by this Section 4.01, the Company shall (and shall cause each of its subsidiaries to) conduct their businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws, except for such failures to comply with applicable law as would not reasonably be expected to have a material and adverse effect on the Company or any of its material subsidiaries. Without limiting the generality of the foregoing, but except to the extent the Company is prohibited or restricted from taking any action contemplated by this Section 4.01, the Company shall (and shall cause each of its subsidiaries to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business units, entities and facilities, (ii) to keep available the services of their key officers and key employees and (iii) to preserve their relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b)                                 Organizational Documents. The Company shall not amend or propose to amend its certificate of incorporation or its by-laws and shall cause each of its subsidiaries not to amend or propose to amend its certificates of incorporation or by-laws (or other comparable organizational documents), other than amendments necessary to comply with applicable law.

(c)                                  Dividends; Share Reclassifications. The Company shall not, nor shall it cause or permit any of its subsidiaries to:

(i)                                     declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company solely to its parent or by and among one subsidiary of the Company to another subsidiary of the Company;

(ii)                                  split (including reverse splits), combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely among the Company and one or more of its subsidiaries or solely among the subsidiaries of the Company which do not have any material adverse Tax consequences to the Company or such subsidiary;

(iii)                               adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by the Company’s wholly-owned subsidiaries; or

(iv)                              adopt a stockholder rights plan.

(d)                                 Share Issuances. The Company shall not, nor shall it cause or permit any of its subsidiaries to, (A) issue, sell or deliver, or authorize the issuance, delivery or sale of, any shares of its capital stock, other equity securities or any securities convertible into or exercisable for, or any rights, warrants or Options to acquire, any such capital stock or other equity securities (other than as permitted under Section 4.01(h)) or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or Options with respect thereto, other than in the case of (A) or (B) (i) issuances of Company Common Stock in respect of any exercise of vested Company Stock Options or the vesting or settlement of Company Restricted Stock Units or Company Stock Options (in each case, that have vested or settled in accordance with their terms or the terms of any other applicable agreement or other plans of the Company disclosed to Parent, in each case as in effect on the date hereof or due to any subsequent action taken by the Company after the date hereof, which actions are taken in compliance with this Agreement), or pursuant to the terms of the Company ESPP (provided that the Company complies with Section 2.03(c)), or contributions of Company Common Stock to any participant’s account under the Company’s 401(k) plan in the ordinary course of business consistent with past practice, (ii) issuances of Company Restricted

Stock Units granted to non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries in the ordinary course of business consistent with past practice (including quarterly grants of equity awards to newly hired non-Section 16 Officers and non-director employees and promoted non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries and annual grants of equity awards to any or all non-Section 16 Officer and non-director employees of the Company or any of its subsidiaries, and in all cases, consistent with past practices), (iii) redemptions or repurchases required by the Company Employee Stock Plans as in effect as of the date hereof, (iv) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Stock Options or Company Restricted Stock Units, (v) with respect to capital stock or securities of any subsidiary of the Company, in connection with transactions solely among the Company and one or more of its subsidiaries or solely among the Company’s subsidiaries (in each case that have no adverse Tax consequences) and (vi) issuance of Company Restricted Stock Units as part of a bonus payable to any employee of the Company or any of its subsidiaries in accordance with the Company’s bonus plans as in effect as of the date hereof.  For purposes hereof, a “Section 16 Officer” means an officer of the Company who is deemed to be an “officer” in accordance with Rule 16a-1(f) promulgated under the Exchange Act.

(e)                                  Acquisitions; Capital Expenditures. (i) Except for (A) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) after the date hereof, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such casualty or accident and (B) capital expenditures in an amount equal to the aggregate amount of capital expenditures contemplated by the capital expenditure budget as set forth in Section 4.01(e)(ii) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, and (ii) except for acquisitions where the expected gross expenditure and commitments do not exceed $10,000,000 individually or $20,000,000 in the aggregate amongst all acquisitions, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets) any other person or any organization or division of any other person or any assets outside of the ordinary course of business; provided that, in any case, such acquisition would not reasonably be expected to prevent or materially delay or impede the consummation of the Merger beyond the Termination Date.

(f)                                   Dispositions. Except for (i) dispositions of equipment or assets or dispositions of assets in the ordinary course of business consistent with past practice, (ii) the sale, lease, license, assignment, transfer of raw materials, equipment, supplies and inventory, in each case, in the ordinary course of the business consistent with past practice, and (iii) voluntary dispositions of publicly traded equity securities of third parties held for investment, directly or indirectly, by the Company not to exceed $5,000,000 in the aggregate, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, assign, transfer, grant any security interest in or other Lien on, or dispose of (A) any of its assets or properties if the aggregate value of all such dispositions exceeds, in the aggregate, $5,000,000 or (B) any material Company Intellectual Property or Company Systems (other than pursuant to non-exclusive licenses).

(g)                                  Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to:

(i)                                     incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities (or other securities convertible into debt securities) other than (A) indebtedness in the ordinary course of business that individually does not exceed $5,000,000 and does not exceed $10,000,000 in the aggregate (it being understood and agreed that upon repayment of any loan or advance permitted by the foregoing exception, the amount of such repayment shall be available for future loans or advances pursuant to the foregoing exception, subject to the foregoing restriction on the aggregate amount of all such loans or advances that may be outstanding at any time), or (B) loans, advances or capital contributions by the Company to one or more of its subsidiaries in the ordinary course of business consistent with past practices or by any subsidiary of the Company to the Company or any other subsidiary of the Company;

(ii)                                  make any loans or advances to any other person, other than (A) advancement of expenses to employees in the ordinary course of business consistent with past practice, (B) loans or advances by the Company to one or more of its subsidiaries in the ordinary course of business consistent with past practices or by any subsidiary of the Company to the Company or any other subsidiary of the Company that complies with Section 4.01(g)(i) or (C) extensions of credit to customers in the ordinary course of business consistent with past practices;

(iii)                               grant or incur any Liens (except for any Permitted Liens) that is material to the Company and its subsidiaries, taken as a whole;

(iv)                              redeem, repurchase or prepay (other than (A) prepayments of revolving loans in the ordinary course of business and (B) redemptions, repurchases or prepayments in accordance with the terms of any Company Material Contract) or modify in any material respect any indebtedness of the Company and its subsidiaries.

(h)                                 Employees.

(i)                                     The Company shall not, nor shall it permit any of its subsidiaries to (A) enter into, create, adopt, materially amend or terminate any Company Employee Benefit Plan, (B) except for normal increases for employees of the Company and its subsidiaries in the ordinary course of business consistent with past practice, increase in any manner the annual compensation or benefits of any director, executive officer or other employee, (C) except for salary, bonus, commission and other wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of the date of this Agreement (which plan or arrangement has been made available to Parent), or (D) except for the hiring of any officer, executive or employee to replace a departing officer, executive or employee of the Company or any of its subsidiaries (provided that the Company consults with Parent with respect to such hiring of any officer, executive or employees with annual base compensation in excess of $200,000), hire or terminate (without cause) any officer, executive or employee (with annual base compensation exceeding $200,000); provided, however, that the foregoing provisions of this paragraph shall not restrict the Company or its subsidiaries from entering into or making available to newly hired non-executive and non-officer employees agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, in the ordinary course and consistent with past practice, been made available to such newly hired employees;

(ii)                                  enter into, adopt, amend (in a manner adverse to the Company or any of its subsidiaries), terminate or extend any collective bargaining Contract, or any similar agreement with any union, works council or similar employee representative body; or

(iii)                               make any widespread communication with the employees of the Company, or its subsidiaries or make any commitments to any employees, in each case, regarding the compensation, benefits or other treatment they will receive in connection with the Merger, other than to accurately relay the treatment of the Company Employee Stock Plans and the Company Equity Awards under the Merger (in each case consistent with the terms set forth herein).

(i)                                     Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in law, GAAP or Regulation S-X promulgated under the Securities Act.

(j)                                    Taxes. The Company shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice, except to the extent required by applicable law.

(k)                                 Claims.

(i)                                     The Company shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding against the Company or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of July 29, 2018 included in the Company SEC Reports, (B) do not exceed $10,000,000 in the aggregate between the date hereof and the Closing Date (which, for the avoidance of doubt, shall not take into account any amounts paid pursuant to clause (A) above or clause (C) below) or (C) where such monetary damages (other than with respect to the cost of the deductible) will be materially covered by any insurance policies of the Company or its subsidiaries, as applicable; provided, that prior to entering into any waivers, releases, assignments, settlements or compromises pursuant to clause (A) above or clause (C)

above, the Company shall provide notice to Parent of such contemplated waiver, release, assignment, settlement or compromise (and such notice shall include reasonable detail thereof).

(ii)                                  The Company shall not, and shall cause its subsidiaries not to, commence any claim, action or proceeding against any material customer, vendor or supplier where monetary damages are material to the relationship with such customer, vendor or supplier (other for collection of overdue amounts owed to the Company and its subsidiaries in the ordinary course of business consistent with past practices).

(l)                                     Contracts and Policy.  The Company shall not, nor shall it permit any of its subsidiaries to:

(i)                                     (A) Enter into any Contract that, if in effect on the date hereof, would have constituted a Company Material Contract or a Lease that is material to the Company and its subsidiaries, taken as a whole, other than, in any case, in the ordinary course of business consistent with past practice, (B) materially modify, materially amend, terminate or waive any material rights or material claims under any Company Material Contract or any Lease that is material to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business and consistent with past practice or (C) enter into a Contract that contains a change of control provision that would reasonable be expected to prevent or materially delay or materially increase of the cost of consummating the Merger; or

(ii)                                  make any material changes to any Privacy Policy, except to be in better compliance with applicable law; or

(iii)                               fail to maintain or renew existing insurance policies in the ordinary course of business.

(m)                             Cash.  The Company shall not take any action or otherwise permit the amount of aggregate cash in the accounts of the Company to fall below the amount required to fully redeem the 2036 Notes; provided that nothing in this Section 4.01(m) shall prevent the Company from taking actions in the ordinary course of business consistent with past practices.

(n)                                 The Company shall not, and shall cause its subsidiaries not to, authorize any of, or commit to take, or agree to take any of the actions that the Company has agreed not to take pursuant to Section 4.01(a) through Section 4.01(m).

Section 4.02                             Covenants of Parent.  From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, Parent covenants and agrees as to itself (and Parent shall cause its subsidiaries) (except as expressly required or permitted by this

Agreement, as set forth in Section 4.02 of the Parent Disclosure Letter, as required by applicable law, or to the extent that the Company shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed):

(a)                                 Ordinary Course. Except to the extent Parent is prohibited or restricted from taking any action contemplated by this Section 4.02, Parent shall (and shall cause each of its subsidiaries to) conduct its businesses in the ordinary course of business consistent with past practice and in compliance with all applicable laws, except for such failures to comply with applicable law as would not reasonably be expected to have a material and adverse effect on Parent or any of its material subsidiaries. Without limiting the generality of the foregoing, but except to the extent Parent is prohibited or restricted form taking any action contemplated by this Section 4.02, Parent shall (and shall cause each of its subsidiaries to), use commercially reasonable efforts (i) to preserve intact in all material respects their present business units, entities and facilities, (ii) to keep available the services of its key officers and key employees and (iii) to preserve its relationships with Governmental Authorities, material customers, material suppliers and other persons having significant business dealings with them.

(b)                                 Organizational Documents. Parent shall not amend or propose to amend its certificate of incorporation or its by-laws.

(c)                                  Dividends; Share Reclassifications. Parent shall not, nor shall it cause or permit any of its subsidiaries to:

(i)                                     declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Parent solely to its parent or by and among one subsidiary of Parent to another subsidiary of Parent;

(ii)                                  split (including reverse splits), combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely among Parent and one or more of its subsidiaries or solely among the subsidiaries of Parent which do not have any material adverse Tax consequences to Parent or such subsidiary; or

(iii)                               adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except with respect to internal reorganizations by Parent’s wholly-owned subsidiaries.

(d)                                 Share Issuances.  Parent shall not, nor shall it cause or permit any of its subsidiaries to, issue, sell or deliver, or authorize the issuance, delivery or sale of, any shares of its capital stock, other equity securities or any securities convertible into or exercisable for, or any rights, warrants or Options to acquire, any such capital stock or any such convertible securities, other than (i) issuances of Parent Common Stock in respect of any exercise of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Units or Parent Stock Options, or issuances of Parent Common Stock, Options or Parent Restricted Stock Units pursuant to the terms of any of the employee stock plans of Parent (including Parent’s employee stock purchase plan), (ii) redemptions or repurchases required by the employee stock plans of Parent as of the date hereof, (iii) in full or partial payment of the exercise price and any applicable taxes pursuant to any exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Units, (iv)

contributions of capital stock of Parent to any participant’s account under Parent’s 401(k) plan consistent with past practice, (v) with respect to capital stock or securities of any subsidiary of Parent, in connection with transactions solely among Parent and one or more of its subsidiaries or solely among the Parent’s subsidiaries, (vi) as required by Article II of this Agreement and (vii) issuances or sales of capital stock of Parent that would constitute no more than 5% of the voting securities of Parent (which, for the avoidance of doubt, shall take into account all issuances made pursuant to clause (i)-(v) above but shall specifically exclude issuances of Parent Common Stock in respect of any exercise of any Options, Parent Restricted Stock Units or other equity securities outstanding under any employee stock plan of Parent as of the date hereof and any issuances made by Parent pursuant to clause (i) of this Section 4.02(d) in the ordinary course of business consistent with past practices).

(e)                                  Accounting. Parent shall not make any changes in its accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except as required by reason of (or, in the reasonable good-faith judgment of the Parent, advisable under) a change in law, GAAP or Regulation S-X promulgated under the Securities Act.

(f)                                   Taxes. Parent shall not, nor shall it permit any of its subsidiaries to, make or change any material Tax election, change any material annual accounting period, adopt or change any material method of Tax accounting, file any material income or other material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, offset or other reduction in material Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or incur any material liability for Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated Tax payments), other than Taxes contested in good faith through appropriate proceedings or prepare or file any material Tax Return in a manner inconsistent with past practice except to the extent required by applicable law.

(g)                                  Debt. Parent shall not, nor shall it permit or cause any of its subsidiaries to, incur assume or guarantee any indebtedness for borrowed money or issue any debt securities (or other securities convertible into debt securities) other than (A) debt incurred from time to time under Parent or any of its subsidiaries’ existing credit facilities in existence as of the date hereof (as such credit facilities may be amended, supplemented or otherwise modified from time to time) to fund operations of the business, (B) any indebtedness where, after the incurrence of such indebtedness, the amount of net debt divided by EBITDA of Parent and its subsidiaries (in each case, as determined in good faith by Parent) does not exceed 3.5, (C) loans, advances or capital contributions by Parent to one or more of its subsidiaries in the ordinary course of business or by any subsidiary of Parent to Parent or any other subsidiary of Parent or (D) the Debt Financing or any alternative thereof obtained in accordance with this Agreement.

(h)                                 Mergers. Parent shall not, nor shall it permit or cause any of its subsidiaries to, acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or acquire a material amount of the stock or assets of any other person (other than the Merger), or make any investment in any other person (either by purchase or stock or securities, contributions of capital, property transfers or purchase or property or assets of any person (other than a wholly-owned subsidiary of Parent)) that would be material to Parent and its subsidiaries, taken as a whole, if, in any such case, such action would reasonably be expected to change in a materially adverse manner the nature of the business of Parent conducted as of the date hereof.

(i)                                     Approvals.  Other than the Parent Stockholder Approval, Parent shall not, nor shall it permit or cause any of its subsidiaries to, engage in any action or activity that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing.

(j)                                    Parent shall not, and shall cause its subsidiaries not to, authorize any of, or commit to take, the actions that Parent has agreed not to take pursuant to Section 4.02(a) through Section 4.02(i).

Section 4.03                             Non-Solicitation.

(a)                                 Except as permitted by this Section 4.03, from and after the date of this Agreement until the earliest to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its subsidiaries, and shall use commercially reasonable efforts to cause the Company’s and its subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Company Takeover Proposal, (ii) enter into, continue or otherwise participate in any negotiations or discussions with any third party (other than Parent, Merger Sub or their respective Representatives) regarding any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal (other than to state they are not permitted to engage in such discussions or negotiations), (iii) furnish any nonpublic information regarding the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or their respective Representatives) in connection with or in response to any Company Takeover Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal, (iv) release or consent to the release of any provision of any confidentiality, or similar provision of any agreement to which the Company or any of its subsidiaries is a party, (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (vi) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement asset or share purchase or share exchange agreement, option agreement or confidentiality agreement (other than an Acceptable Confidentiality Agreement) contemplating or otherwise relating to a Company Takeover Proposal.

(b)                                 Notwithstanding Section 4.03(a), at any time prior to, but not after, obtaining the Company Stockholder Approval, the Company may, directly or indirectly, including through any Representative, take the following actions: (i) furnish any information (including nonpublic information) and access relating to the Company or any of its subsidiaries to, and/or (ii) enter into, engage and/or participate in discussions and/or negotiations with any person (and such person’s Representatives) in response to an unsolicited, bona fide, written Company Takeover Proposal (that is not withdrawn) made after the date hereof that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or that such Company Takeover Proposal would reasonably be likely to lead to a Company Superior Proposal; provided, that, in each case of clauses (i) and (ii) above (A) such Company Takeover Proposal did not result from a breach of Section 4.03(a) with respect to such Company Takeover Proposal, (B) the Company Board thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and (C) the Company has received (and provided a copy to Parent for information purposes only promptly after execution and thereof) from the person making such Company Takeover Proposal an executed confidentiality agreement between the Company and such person containing terms and conditions that are no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement, dated as of August 24, 2018 (the “Confidentiality Agreement”), between Parent and the Company; provided that such confidentiality agreement may contain a less restrictive or no standstill or similar restriction (an “Acceptable Confidentiality Agreement”); provided, further, that if the Company has entered into a confidentiality agreement with such person prior to the date hereof and such confidentiality agreement remains then in effect, the Company shall not be obligated to enter into an Acceptable Confidentiality Agreement with such person and shall not be obligated to provide Parent a copy of such confidentiality agreement.  The Company shall promptly, and in any event within forty-eight (48) hours, after making available nonpublic information concerning the Company and its subsidiaries to the person making such Company Takeover Proposal make available to Parent and its Representatives any nonpublic information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives. For purposes of this Agreement, “Company Takeover Proposal” means, other than the transactions contemplated by this Agreement, any bona fide proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of the Company and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (in any case contemplated by this clause (i), measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year as of such time), (ii) any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of the Company or of any subsidiary of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of the Company or any of its subsidiaries, or (iv) any merger, consolidation, business combination, or other similar extraordinary transaction involving the Company or any of its subsidiaries pursuant to which the holders of the Company Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction. The Company agrees that in the event any subsidiaries or Representatives of the Company takes any action which, if taken by the Company, would constitute a material breach of this Section 4.03, the Company shall be deemed to be in breach of this Section 4.03. The Company shall (I) promptly (and in no event later than forty-eight (48) hours after receipt) notify Parent in writing of the initial receipt of any Company Takeover Proposal after the date of this Agreement but prior to the earlier of the receipt of the Company Stockholder Approval and the termination of this Agreement in accordance with Article VII, which notice shall include the identity of the person making such Company Takeover Proposal, the material terms thereof (including the price and type of consideration offered by the person making such Company Takeover Proposal) and a copy of any written proposal or definitive agreement relating to the Company Takeover Proposal received by the Company or any of its subsidiaries or any of its or their respective Representatives in connection therewith (the “Proposal Information”), and (II) keep Parent reasonably informed of the status and materials terms (including any changes to the price and type of consideration offered) of any such Company Takeover Proposal and, promptly (but in no event later than forty-eight (48) hours) after receipt of any written material amendment or written proposed amendment of any such Company Takeover Proposal, the Company shall give Parent a copy thereof.

(c)                                  Upon the execution of this Agreement, the Company shall, and shall cause its subsidiaries and shall use commercially reasonable efforts to cause their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any other person (other than Parent, Merger Sub, and each of their respective Representatives) conducted heretofore that relates to any Company Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such persons to the extent permitted pursuant to a confidentiality agreement with such person.  Immediately after execution of this Agreement, the Company shall terminate or cause the termination of the access of such person to any electronic or physical data room(s) hosted by or on behalf of the Company.

(d)                                 Subject to Section 4.03(e), Section 4.03(f) and Section 4.03(g), and on and after the date hereof, but prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, neither the Company Board nor any committee of the Company Board shall: (i) withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent or (ii) approve, endorse, recommend or otherwise declare advisable (publicly or otherwise) or publicly propose to approve, endorse or recommend, or otherwise declare advisable any Company Takeover Proposal (any of the foregoing in clauses (i)-(ii) above, a “Company Change of Recommendation”); provided, that, for the avoidance of doubt, neither (A) the determination by the Company in accordance with this Section 4.03 that a Company Takeover Proposal constitutes or would reasonably likely lead to a Company Superior Proposal pursuant to and in compliance with Section 4.03(b), nor (B) the delivery by the Company of the notice required by Section 4.03(b), Section 4.03(e) or Section 4.03(f) shall constitute Company Change of Recommendation.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 7.01(h) to enter into a definitive agreement with respect to a Company Takeover Proposal if (and only if): (A) a written Company Takeover Proposal is made to or received by the Company after the date of this Agreement and has not been withdrawn at the time of such determination, (B) such Company Takeover Proposal did not result from a breach of Section 4.03(a), (C) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that (1) such Company Takeover Proposal constitutes a Company Superior Proposal and (2) failure to take such action would reasonably be likely to constitute a breach of the Company Board’s fiduciary duties under applicable law, (D) prior to taking such action, the Company provides Parent three (3) Business

Days’ (the “Recommendation Change Notice Period”) prior written notice that the Company Board intends to take such action (a “Recommendation Change Notice”), which notice shall include the most current Proposal Information (it being understood that (x) such Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material revision or amendment to the material terms of such Company Superior Proposal (including any change to the pricing or type of consideration thereof) shall require a new Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (E) during the Recommendation Change Notice Period, the Company shall have discussed and negotiated in good faith with Parent and its Representatives, if requested by Parent, any adjustments or modifications to the terms of this Agreement proposed by Parent or with respect to a new proposal from Parent, and (F) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods required pursuant hereto), the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (1) such Company Takeover Proposal would continue to constitute a Company Superior Proposal (assuming the adjustments or modifications to the terms of this Agreement proposed in writing by Parent in a manner capable of being accepted by the Company as a binding contract were to be given effect) and (2) that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law.

(i)                                     For purposes of this Agreement, “Company Superior Proposal” means any written Company Takeover Proposal (that is not withdrawn) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the Company’s stockholders, in their capacities as such, than the Merger from a financial point of view, taking into account all relevant financial, legal, regulatory, financing, certainty and timing of consummation aspects of such Company Takeover Proposal (including any changes to the financial or other terms of this Agreement or the Merger proposed in writing by Parent in a manner capable of being accepted by the Company as a binding contract as a binding contract), except that all of the references to “25%” and “75%” in the definition of “Company Takeover Proposal,” shall each be deemed to be a reference to “50%” and “50%”, respectively, for purposes of this definition of “Company Superior Proposal”.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the Company Board may, prior to the receipt of the Company Stockholder Approval, effect a Company Change of Recommendation in connection with an Company Intervening Event if (and only if): (A) an Company Intervening Event has occurred and is continuing, (B) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the Company Board’s fiduciary duties under applicable law, (C) prior to taking such action, the Company provides Parent prior written notice equal to the Recommendation Change Notice Period that the Company Board intends to take such action (an “Company Intervening Event Recommendation Change Notice”), which notice shall include a reasonable summary of the Company Intervening Event (it being understood that (x) such Company Intervening Event Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Company Change of Recommendation for purposes of this Agreement and (y) any material change to the status of the Company Intervening Event shall require a new Company Intervening Event Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (D) during the Recommendation Change Notice Period, the Company shall have discussed and negotiated in good faith with Parent and its Representatives, if requested by Parent, any adjustments or modifications to the terms of this Agreement or with respect to a new proposal from Parent, and (E) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change Notice Periods required pursuant hereto), Parent shall not have made a written offer or proposal capable of being accepted by the Company that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the Company Board to effect such Company Change of Recommendation. For purposes of this Agreement, a “Company Intervening Event” means a Change that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of the Company and its subsidiaries, taken as a whole, or (y) the benefits of the Merger to the Company or the stockholders of the Company, in either case that (1) is material, individually or in the aggregate with any other such Changes, to the Company and its subsidiaries, taken as a whole, or the stockholders of the Company, (2) is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable), in each case, as of the date hereof and (3) does not relate to or involve any Company Takeover Proposal; provided that (I) in no event shall any action taken by any party hereto pursuant to the affirmative covenants set forth in Section 5.03, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (II) in no event shall any Change that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(g)                                  Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly, including through its Representatives, from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that in the case of the foregoing clauses (i) or (ii) of this Section 4.03(g), any such action taken or statement made that contains a Company Change of Recommendation shall be subject to the provisions of this Section 4.03 (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

Section 4.04                             Other Actions. Subject to the terms and conditions set forth in this Agreement, including Section 5.03, (and provided that Parent’s obligations to arrange and obtain, and the Company’s obligations to cooperate with Parent arranging and obtaining, the Debt Financing shall be governed solely by Section 4.05) the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to (a) consummate and make effective the Merger and (b) cause the satisfaction of all conditions set forth in Article VI.  Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with applicable law and provide copies of such written consent to the Company.

Section 4.05                             Financing.

(a)                                 Efforts to Obtain the Financing. Although the parties hereto acknowledge and agree that obtaining the Debt Financing is not a condition to Closing, prior to Closing, each of Parent and Merger Sub shall use its, and shall cause their respective subsidiaries to use their, reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange, obtain and consummate the Debt Financing described in the Debt Financing Commitment on the terms and conditions described therein, (ii) maintain in full force and effect the Debt Financing Commitment until the consummation of the transactions contemplated hereby and to materially comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to, and including as contemplated in, the Debt Financing Commitment on the terms and conditions (including the flex provisions, if applicable) contained in the Debt Financing Commitment and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Parent than the terms and conditions contained in the Debt Financing Commitment and in any event do not contain Prohibited Terms, (iv) to satisfy (or, if deemed advisable by Parent, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Debt Financing Commitment (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished pursuant to Section 4.05(b)), (v) comply with its and their obligations under the Debt Financing Commitment in all material respects, not take or fail to take any action that would result in a failure of any of the conditions in the Debt Financing Commitment or in any definitive agreement related to the Debt Financing prevent or impede or delay or make less likely the availability of the Debt Financing, (vi) to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitment as and when they become due, and (vii) if all conditions to the Debt Financing Commitment have been satisfied, draw the full amount of the Debt Financing and cause the Debt Financing Parties to fund the Debt Financing required to consummate the transactions contemplated hereby upon the terms set forth therein on the Closing Date. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Commitment without the prior written consent of the Company to the extent such amendments, modifications or waivers would (A) reduce the aggregate amount of cash proceeds available from the Debt Financing such that such cash proceeds, together with the financial resources of Parent and its affiliates including cash on hand and the proceeds of loans under existing credit facilities of Parent or its subsidiaries on the Closing Date, in the aggregate, are insufficient to fund the amounts required to be paid by Parent or Merger Sub under this Agreement and the other transactions contemplated by this Agreement, (B) impose new or additional conditions or amend, modify or expand existing conditions precedent as compared to those in the Debt Financing Commitment and Fee Letter as in effect on the date hereof in each case in a manner that would materially delay or prevent the funding of the Debt Financing, (C) adversely affect the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment, Fee Letter or the definitive documentation governing the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Debt Financing Commitment and Fee Letter as in effect on the date hereof, (D) otherwise prevent, or materially impede, impair or delay the Closing, or (E) affect Parent’s ability to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (the terms described in (A)-(E), collectively, the “Prohibited Terms”); provided, that for the avoidance of doubt, nothing herein shall prohibit other amendments, including those to  replace or amend the Debt Financing Commitment to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof. Parent shall promptly provide the Company with copies of all executed amendments, modifications or replacements of the Debt Financing Commitment or definitive agreements related to the Debt Financing.  Without limiting the generality of the foregoing, Parent or Merger Sub shall give the Company prompt notice of the receipt of any written notice or other written communication from any Debt Financing Party with respect to any (x) actual or alleged in writing material breach or default, termination or repudiation by any party to any of the Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing, or (y) of any termination, expiration, or waiver, amendment or other modification of the Debt Financing Commitment. If any portion of the Debt Financing contemplated by the Debt Financing Commitment become unavailable on the terms and conditions contemplated thereby (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate Cash Consideration and any fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub, the Surviving Corporation or the  pursuant to this Agreement (taking into account the cash on hand and other proceeds available to Parent and its subsidiaries), Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that do not contain any Prohibited Terms, it being understood that if Parent proceeds with any alternative financing, Parent will be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing; provided, however that if the Company is then currently seeking specific performance or injunctive relief pursuant to Section 8.11 to cause the consummation of the Merger, the restriction on including Prohibited Terms in such alternative financing at such time shall not apply.  Parent will deliver to the Company true, correct and complete copies of all agreements pursuant to which any source has committed to provide such alternative financing.  Any reference in this Agreement to (1) the “Debt Financing” shall include any such alternative financing, (2) the “Debt Financing Commitment” shall include the commitment letter (including any related exhibits, schedules, annexes, supplements and other related documents) and the corresponding fee letter with respect to any such alternative financing, and (3) the “Debt Financing Parties” shall include the financing institutions contemplated to provide any such alternative financing. The Company acknowledges that the covenants and obligations contained in this Section 4.05 and the Debt Financing Commitment are the sole and exclusive covenants and obligations of Parent and its subsidiaries and each of their respective Representatives in connection with obtaining the Debt Financing;

provided, however, that Parent and Merger Sub expressly acknowledge and agree that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger (including pursuant to Section 1.02 and Section 1.03) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained and failure to obtain all or any portion of the Debt Financing (or any alternative financing) will not in and of itself relieve or alter Parent’s obligations to consummate the transactions contemplated by this Agreement upon the terms set forth in the Transaction Documents.

(b)                                 Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent and Merger Sub that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitment to be satisfied (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its subsidiaries), which cooperation will include:

(i)                                     assisting with the preparation of Offering Documents, registration statements, confidential information memoranda and similar documents required in connection with the Debt Financing;

(ii)                                  furnishing to Parent and the Debt Financing Parties as promptly within 40 days after end of a fiscal quarter that is not a fiscal year end, its unaudited consolidated balance sheet as at the end of such quarter and related unaudited statements of income and cash flow, and within 60 days after end of each fiscal year, within its audited consolidated balance sheet as of such year and related audited statements of income and cash flows, and as promptly as practicable all Required Information and identifying any portion of such information that constitutes material non-public information;

(iii)                               having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, lender meetings, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between such senior management of the Company and its subsidiaries and the Debt Financing Parties and other potential lenders in the Debt Financing;

(iv)                              assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Commitment, including assisting with the preparation of rating agency presentations;

(v)                                 requesting and using reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors with respect to the Required Information;

(vi)                              assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, schedules and perfection certificates pertaining thereto and providing customary closing certificates as may be required in connection with the Debt Financing and other customary documents and deliverables as may be reasonably requested by Parent, including constituent documents, bylaws, operating agreements and other corporate documentation governing the Company and its subsidiaries;

(vii)                           facilitating actions reasonably required for the pledging of collateral for the Debt Financing including delivery on the Closing Date to Parent or its designee of all Stock Certificates of its domestic subsidiaries;

(viii)                        assisting the Debt Financing Parties in benefiting from the existing lending relationships of the Company and its subsidiaries;

(ix)                              requesting and using reasonable best efforts to obtain from the Company’s existing lenders such customary documents in connection with refinancings as reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases and instruments of termination or discharge;

(x)                                 furnishing Parent and the Debt Financing Parties with all documentation and other information requested by the Debt Financing Parties to be required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended at least five (5) Business Days prior to Closing; cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Closing to the extent requested by the Debt Financing Parties at least eight (8) Business Days prior to the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(xi)                              cooperating with Parent to obtain legal opinions, such surveys and title insurance as reasonably requested by Parent or any of the Debt Financing Parties in connection with the Debt Financing; and

(xii)                           providing monthly financial statements, if so requested by Parent, in a form and on a timeframe consistent with the Company’s ordinary course of business;

provided, however, that such cooperation shall not (A) require the Company, any of its subsidiaries or its Representatives to incur any liability that is not contingent upon the Closing (or otherwise promptly reimbursed by Parent) or, without limitation of the foregoing, execute or perform any definitive financing documents (except authorization letters) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing, (B) include any actions that would (1) result in a violation of the organizational documents of the Company or any of its subsidiaries, prior to Closing, any Contract to which the Company or any of its subsidiaries are party if such action would have a material adverse effect on the company and its subsidiaries or any laws, or (2) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VI to fail to be satisfied (unless Parent has waived such breach or condition), (C) involve consenting to the pre-filing of UCC-1s or any other grant of Liens that results in the Company or any of its affiliates being responsible to any third parties for any representations or warranties prior to the Closing, (D) require the giving of representations or warranties (other than customary authorization letters described above) to any third parties or the indemnification thereof prior to Closing, (E) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which the Company has not received prior reimbursement or is not otherwise indemnified by the Parent or subject to required reimbursement, (F) cause any director, officer or employee of the Company, any of its subsidiaries or any of their respective affiliates to incur any personal liability (including that none of the board of directors, or analogous body, thereof (in their capacities as such) will be required to enter into any resolutions or take any similar action approving the Debt Financing until the Closing has or has substantially concurrently occurred), (G) require the delivery of any projections to any third parties, or (H) require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date of this Agreement (provided that the Company shall reasonably cooperate with the preparation of any pro forma financial statements reasonably requested by any Debt Financing Parties for the Debt Financing or is otherwise required under the terms of the Debt Financing Commitment).  All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent pursuant to this Section 4.05(b) will be kept confidential in accordance with customary market standards and the terms of the Debt Financing Commitment.

The Company will be deemed to be in compliance with this Section 4.05(b) unless and until (x) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of the alleged failure to comply, (y) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 4.05(b)) and (z) the Company fails to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such written notice; provided that if Parent has sent a Non-Cooperation Notice, the Marketing Period shall be deemed to be tolled until the date that the Company takes the remedial actions specified in such Non-Cooperation Notice plus five (5) additional consecutive Business Days (which Business Days shall not constitute any of the days specified as Blackout Dates in the definition of Marketing Period).

(c)                                  Current Information. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ marks and logos in connection with the Debt Financing; provided, however, that such marks and logos are used in a manner that does not harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries. The Company shall use its reasonable best efforts to update or correct any Required Information as promptly as practicable so that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

(d)                                 Indemnity and Reimbursement. Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with any cooperation of the Company contemplated by this Section 4.05 and shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Parent’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its subsidiaries or affiliates or any of their respective Representatives.

Section 4.06     Financial Statements. Without limiting the Company’s obligations under any other provision of this Agreement, the Company and its subsidiaries shall reasonably cooperate with Parent in Parent’s preparation of any pro forma financial statements of Parent (after giving effect to the consummation of the Merger) that are required to be filed under Form 8-K of the Exchange Act in connection with the Merger.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01                             Special Meetings; Preparation of the Joint Proxy/S-4.

(a)                                 As soon as practicable following the date of this Agreement, (i) the Company and Parent shall cooperate and jointly prepare and cause to be filed with the SEC the Joint Proxy Statement relating to the Company Special Meeting and Parent Special Meeting in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Joint Proxy/S-4 with respect to the Parent Common Stock issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Joint Proxy/S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Joint Proxy/S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Joint Proxy/S-4 effective for so long as is necessary to complete the Merger and the transactions contemplated under this Agreement. Each of the Company and Parent shall, as promptly as practicable, furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy/S-4 and Joint Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy/S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Joint Proxy/S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Joint Proxy/S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Joint Proxy/S-4. Notwithstanding the foregoing, prior to filing the Joint Proxy/S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and each of the Company and Parent shall consider in good faith the comments of the other party and shall not unreasonably refuse to include any comment requested by the other party (provided, that it shall be unreasonable for any party to refuse to include any comment that the other party indicates in good faith is reasonably required to make the other party’s representations and warranties set forth Section 3.01(i) (with respect to the Company) or Section 3.02(i) (with respect to Parent) true and accurate). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Joint Proxy/S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Joint Proxy/S-4 and/or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Joint Proxy/S-4 and, to the extent required by law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.01(b) shall limit the obligations of any party under Section 5.01(a). For purposes of this Section 5.01, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable after the Joint Proxy/S-4 is declared effective under the Securities Act, the Company and Parent shall cause the Joint Proxy Statement to be mailed to their respective stockholders entitled to vote at the Company Special Meeting or the Parent Special

Meeting, as applicable, and shall cause the Company Special Meeting and the Parent Special Meeting, as applicable, to be held as soon as reasonably practicable following such mailing. The Company and Parent shall hold the Company Special Meeting and the Parent Special Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

(d)                                 The Company shall (i), in consultation with Parent, take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Company Special Meeting in accordance with applicable law and the organizational documents of the Company for the purpose of obtaining, among other things, the Company Stockholder Approval and (ii) include the Company Board Recommendation in the Joint Proxy Statement, maintain such Company Board Recommendation and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval; except in each case if the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.03.

(e)                                  Parent shall (1), in consultation with the Company, take all necessary actions to establish a record date for, and to duly call, give notice of, and convene the Parent Special Meeting in accordance with applicable law and organizational documents of Parent for the purpose of obtaining the Parent Stockholder Approval and (2) include the Parent Board Recommendation in the Joint Proxy Statement, maintain such recommendation and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval.

(i)                                     Notwithstanding anything in this Agreement to the contrary, the Parent Board may, prior to the receipt of the Parent Stockholder Approval, withdraw, amend or modify, or publicly propose to withdraw, amend or modify, the Parent Board Recommendation in a manner adverse to the Company in connection with an Parent Intervening Event (a “Parent Change of Recommendation”) if (and only if): (A) an Parent Intervening Event has occurred and is continuing, (B) the Parent Board determines in good faith after consultation with its financial advisor and outside legal counsel that failure to take such action would reasonably be likely to constitute a breach of the Parent Board’s fiduciary duties under applicable law, (C) prior to taking such action, Parent provides the Company prior written notice equal to the Recommendation Change Notice Period that the Parent Board intends to take such action (a “Parent Intervening Event Recommendation Change Notice”), which notice shall include a reasonable summary of the Parent Intervening Event (it being understood that (x) such Parent Intervening Event Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice shall not constitute a Parent Change of Recommendation for purposes of this Agreement and (y) any material change to the status of the Parent Intervening Event shall require a new Parent Intervening Event Recommendation Change Notice, except that the Recommendation Change Notice Period shall be reduced to two (2) Business Days after the initial Recommendation Change Notice Period), (D) during the Recommendation Change Notice Period, Parent shall have discussed and negotiated in good faith with the Company and its Representatives, if requested by the Company, any adjustments or modifications to the terms of this Agreement or with respect to a new proposal from the Company, and (E) at the end of the Recommendation Change Notice Period (and any subsequent Recommendation Change

Notice Periods required pursuant hereto), the Company shall not have made a written offer or proposal capable of being accepted by Parent that the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, would obviate the need for the Parent Board to effect such Parent Change of Recommendation.

(ii)                                  Nothing contained in this Agreement shall prohibit Parent or the Parent Board, directly or indirectly, including through its Representatives, from (A) disclosing to the Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (B) making any disclosure to its stockholders if the Parent Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that in the case of the foregoing clauses (A) or (B) of this Section 5.01(e)(ii), any such action taken or statement made that contains a Parent Change of Recommendation shall only be made in compliance with Section 5.01(e)(i).

(iii)                               For purposes of this Agreement, a “Parent Intervening Event” means a Change that affects or would be reasonably likely to affect (x) the business, financial condition or continuing results of operations of Parent and its subsidiaries, taken as a whole, or (y) the benefits of the Merger to Parent or the shareholders of Parent, in either case that (A) is material, individually or in the aggregate with any other such Changes, to Parent and its subsidiaries, taken as a whole, or the shareholders of Parent, (B) is not known and is not reasonably foreseeable (or the material consequences of which are not known and not reasonably foreseeable) as of the date hereof and (C) does not relate to or involve any Parent Takeover Proposal; provided that (I) in no event shall any action taken by any party hereto pursuant to the affirmative covenants set forth in Section 5.03, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, (II) in no event shall any Change that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event and (III) in no event shall any item set forth in Section 5.01(e)(iii) of the Company Disclosure Letter constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(iv)                              For purposes of this Agreement, “Parent Takeover Proposal” means, other than the transactions contemplated by this Agreement, any bona fide proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) relating to (A) any direct or indirect acquisition or purchase of a business that constitutes or generates 25% or more of the net revenues or assets of the Parent and its subsidiaries, taken as a whole or any assets representing 25% or more of the consolidated assets of the Parent and its subsidiaries, taken as a whole (in any case contemplated by this clause (A), measured by the lesser of book or fair market value thereof as of the last day of Parent’s last fiscal year as of such time), (B) any direct or indirect acquisition or purchase of 25% or more of any outstanding class of voting or equity securities of Parent or of any subsidiary of Parent, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any outstanding class of voting or equity securities of Parent or any of its subsidiaries, or (D) any merger, consolidation, business combination, or other similar extraordinary transaction involving Parent or any of its subsidiaries pursuant to which the holders of the Parent Common Stock immediately preceding such transaction hold, directly or indirectly, less than 75% of the outstanding voting or equity interests in the surviving or resulting entity of such transaction.  For the avoidance of doubt, the inclusion of references to “Parent Takeover Proposal” in this Agreement does not impose any obligation of Parent with respect to a Parent Takeover Proposal as between Parent and the Company.

(f)                                   The Company and Parent shall not, without the prior written consent of the other party, adjourn, postpone or otherwise delay the Company Special Meeting or the Parent Special Meeting, respectively; provided, that the Company and Parent may, with the consultation of the other party, adjourn or postpone the Company Special Meeting or the Parent Special Meeting, as applicable, if, as of the time for which such meeting is originally scheduled, (i) there are insufficient Shares or shares of Parent Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) if the Company or Parent, as applicable, believes in good faith that the Company or Parent has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, (iii) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or Parent’s shareholders, as applicable, within a reasonable amount of time in advance of the Company Special Meeting or the Parent Special Meeting, as applicable, or (iv) as otherwise required by applicable law. Except if the Company Board shall have made a Company Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 4.03, or the Parent Board has made a Parent Change of Recommendation pursuant to Section 5.01(e), the Company and Parent shall continue to use all reasonable best efforts to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval or the Parent Stockholder Approval, as applicable.

Section 5.02                             Access to Information; Confidentiality; Effect of Review.

(a)                                 Access. From the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of their subsidiaries and affiliates and their respective Representatives to use reasonable efforts to: (i) provide to each other and each other’s respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the Company or Parent’s business, or any of their respective subsidiaries, as applicable, upon prior written notice to the other party, to its officers, employees, auditors, properties, offices and other facilities and its subsidiaries and to the books and records thereof; and (ii) furnish as reasonably promptly as practicable to each other and each other’s respective Representatives such information concerning its business, properties, contracts, assets and liabilities and its subsidiaries as reasonably requested by the other party; provided, that the Company and Parent, as applicable, shall not be required to afford such access or furnish such information to the extent that it believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection, (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any of its then effective Contracts to which it or any of its subsidiaries is a party, or (C) breach, contravene, or violate any applicable law; provided, further, that the Company and Parent, as applicable, shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C), including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent and the Company could be provided access to such information). Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(b)                                 To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement and that certain Clean Team Agreement, dated October 10, 2018, by and between the Company and Parent.

Section 5.03                             Regulatory Matters; Reasonable Best Efforts.

(a)                                 On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Merger). Without limiting the foregoing or the provisions set forth in Section 5.03(b) (and subject to the terms and limitations in Section 5.03(b)), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 5.03 shall impose any obligation on Parent with respect to obtaining or arranging the Debt Financing, it being agreed that Parent’s obligations with respect to such matters shall be governed solely by Section 4.05 and the Debt Financing Commitment. Notwithstanding anything in this Agreement to the contrary, Parent shall not knowingly take any action (including the acquisition by it or its subsidiaries of any interest in any Person that is material to Parent and its subsidiaries that derives its revenues primarily from products, services or lines of business that compete with the Company’s products, services or lines of business if such action would make it materially more likely that any Consent required under any Antitrust Law with respect to the consummation of the transactions contemplated by this Agreement would not be obtained by the Termination Date; provided that nothing in this Section

5.03 shall prevent Parent or any of its subsidiaries from taking any action permitted under Section 4.02 (including any item listed on Section 4.02 of the Parent Disclosure Letter).

(b)                                 Without limiting the generality of the other provisions of this Section 5.03, each of the Company and Parent shall promptly following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act (and each of Parent and the Company shall use reasonable best efforts to make such filings within ten (10) Business Days following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the Antitrust Laws of any applicable foreign jurisdiction as soon as reasonable practicable (including the Specified Jurisdictions) (and each of Parent and the Company shall use reasonable best efforts to file such filings, forms and submissions within 30 Business Days following the date hereof). Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, any additional information that reasonably may be required or requested by such Governmental Authority and otherwise make an appropriate response in compliance with such request. Subject to applicable law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Authority or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon and consider in good faith the comments of the party with respect thereto. For purposes of this Section 5.03, the “reasonable best efforts” of Parent shall include promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under the HSR Act or other Antitrust Laws; provided, that, nothing herein shall require Parent, its subsidiaries or affiliates to propose, commit, offer to commit or otherwise effect, by undertaking, consent decree, hold separate order or otherwise, to the sale, divestiture, license or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries, or otherwise offer or commit to take any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the business, assets, product lines, properties or services of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries, in each case, except to the extent set forth on Section 5.03(b) of the Parent Disclosure Letter; provided, further, that nothing herein shall require Parent, its subsidiaries or affiliates to agree to or take any action that, individually or in the aggregate, would have a material adverse effect on Parent, the Company and their respective subsidiaries, taken as a whole, following the consummation of the transactions contemplated hereby.

(c)                                  In addition to the obligations under Section 5.03(b), each of Parent and the Company shall use its reasonable best efforts to (i) obtain, and to cooperate in obtaining, all necessary consents, waivers and approvals under any Company Material Contracts or Leases with third parties to which the Company or any of its subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger), (ii) obtain all actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities (other than pursuant to efforts with respect to the Antitrust Laws referenced in Section 5.03(b)), necessary or appropriate to permit the consummation of the Merger and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Effective Time, (iii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger or any portion thereof, including any legislative, administrative or judicial action, and taking any and all steps necessary to have vacated, lifted, reversed, overturned, avoided, eliminated or removed any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable laws.

(d)                                 In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties hereto agree to: (i) give each other reasonable advance notice of all substantive discussions or meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby; (ii) give each other an opportunity to participate in each of such substantive discussions or meetings where permitted by applicable law and the relevant Governmental Authority; (iii) keep the other party reasonably apprised with respect to any substantive communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority; (v) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby; and (vi) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Authority with respect to all efforts to satisfy the conditions set forth in Section 6.01(c).  Any such disclosures, rights to participate or provisions of information by one party to the other under this Section 5.03 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and may be withheld or redacted as necessary to comply with contractual arrangements, to preserve attorney-client, attorney work product or other legal privilege, or the extent required under applicable Law. Without limiting the generality of the foregoing subsections of Section 5.03, the Company and Parent, at the direction of the Company Board or the Parent Board, as applicable, shall use reasonable best efforts to, (A) ensure that no Takeover Law, or Takeover Provision is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any Takeover Law or Takeover Provision becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law or Takeover Provision on the Merger and the other transactions contemplated by this Agreement.

Section 5.04                             Indemnification, Exculpation and Insurance.

(a)                                 Without limiting the other provisions of this Section 5.04, Parent agrees (i) that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of the Company and its subsidiaries, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, (ii) that Parent shall cause Surviving Corporation to honor all such rights and (iii) that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and their subsidiaries to assume all indemnification agreements in effect as of the date of this Agreement with directors or officers of the Company and its subsidiaries and to otherwise honor and perform, in accordance with their respective terms.

(b)                                 For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain or obtain directors’ and officers’ liability (and fiduciary) insurance policies (which policies by its express terms shall survive the Merger) covering acts or omissions occurring on or prior to the Effective Time of the Merger with respect to those persons who are currently covered by the Company’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided, that the annual cost thereof shall not exceed 250% of the annual cost of such policies as of the date hereof. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided, that the aggregate cost thereof shall not exceed 250% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date hereof. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b).

(c)                                  For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer and fiduciaries indemnified under benefit plans of the Company or any of its subsidiaries (in each case, for acts or failures to act in such capacity), and any person who becomes such a director or officer, between the date hereof and the Effective Time (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses and experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), judgments, fines, losses, claims, amounts paid in settlement, penalties, damages or liabilities incurred in connection with any claim, action, suit, proceeding, hearing or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether or not threatened, asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses (including reasonable attorneys’ fees, costs and expenses and experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) to such persons as incurred to the fullest extent permitted under applicable law; provided, the person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding, hearing or investigation for which indemnification could be sought by a Company Indemnified Party pursuant to this Section 5.04(c), unless (i) such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, action, suit, proceeding, hearing or investigation, (ii) such settlement, compromise or consent is solely for monetary damages for which Parent or the Surviving Corporation has indemnified fully the Company Indemnified Party or (iii) such Company Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld, conditions or delayed) to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(d)                                 The obligations of Parent, the Surviving Corporation under this Section 5.04 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party, or any other person entitled to any benefits of this Section 5.04 without the prior written consent of the affected Company Indemnified Party, or such other person, as the case may be.

(e)                                  The provisions of this Section 5.04 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

(f)                                   If any of Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or mergers with or into any other person and shall not be the continuing or surviving company, partnership or other person of such consolidation or merger, then, and in each such case, proper arrangements shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 5.04.

Section 5.05                             Fees and Expenses. Except as provided in this Section 5.05, and Section 7.03, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 5.06                             Public Announcements. Except (a) as may be required by applicable law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable law, reasonable best efforts to consult with the other party hereto shall be made prior to any such release or public statement and (b) in connection with any actions by the Company or Company Board in connection with a Company Change of Recommendation or by Parent or Parent Board in connection with a Parent Change of Recommendation, the Company and Parent shall, and shall cause their subsidiaries to, consult with each other before issuing any press release, making any other public statement, having any communication with the press or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of NASDAQ, shall not, and shall cause their subsidiaries not to, issue any such press release, make any such other public statement, have any communication with the press or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement, in any such case, to the extent such press release, public statement, communication with the press or press conference or conference call relates to the Merger, this Agreement or the transactions contemplated hereby. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 5.07                             Stockholder Litigation. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the knowledge of the Company or Parent, threatened in writing, against the Company and/or the members of the Company Board or the Parent and/or the members of the Parent Board, as applicable, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company and Parent, as applicable, shall promptly after becoming aware thereof (and in any event within 24 hours thereof) notify the other party of any such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. Parent and the Company, as applicable, shall have the right, at its sole discretion, to participate in the defense or settlement of any Transaction Litigation, and, in any event, prior to the Effective Time, neither Parent nor the Company shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that after the time the Company Stockholder Approval is obtained, if requested by Parent, the Company shall use its reasonable best efforts to defend or to settle any unresolved Transaction Litigation in consultation with Parent.

Section 5.08                             Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual that, at or following the Closing, may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Effective Time, the Parent shall take all reasonable steps intended to cause the acquisition of Parent Common Stock resulting from the transactions contemplated by A this Agreement by each individual who is an officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09                             Stock Exchange Listing; Delisting. Prior to the Closing Date, Parent shall file a notification of listing of additional shares (or such other form as may be required) with NASDAQ with respect to the shares of Parent Common Stock to be issued in the Merger, and shall cause the shares of Parent Common Stock to be issued in the Merger to be reserved for issuance in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance. Prior to the Closing, the Company shall cooperate with Parent and use its commercially reasonable efforts to cause the delisting of Company Common Stock from the NASDAQ and the termination of the Company’s registration of the Company Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Section 5.10                             Employee Matters.

(a)                                 With respect to employees of the Company or any of its subsidiaries immediately before the Effective Time (“Company Employees”), Parent shall, or shall cause the Surviving Corporation to, for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their subsidiaries), provide to such Company Employee base salary or wage rate (as applicable), commission and target annual cash incentive opportunity, and severance benefits that are not materially less, in the aggregate, than the base salary or wage rate (as applicable), commission and target annual cash incentive opportunity, and severance benefits provided to such Company Employee immediately before the Effective Time (which such severance benefits are in accordance with the Company Employee Benefit Plans as disclosed in the Company Disclosure Letter).

(b)                                 From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the twelve (12) month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the employment, severance, change in control, retention and termination plans and agreements maintained by the Company or any of its subsidiaries, in each case as in effect at the Effective Time, in accordance with their terms.

(c)                                  Parent shall use commercially reasonable efforts to ensure that each Company Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and its subsidiaries (or predecessor employers to the extent the Company or relevant subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant from and after the Closing Date; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Closing Date, Parent shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause the Surviving Corporation or relevant subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Benefit Plan as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Employee Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)                                 The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement.  Nothing in this Section 5.10 shall create any right in any person, including any employees, former employees, independent contractor, any participant in any Company Employee

Benefit Plan or any beneficiary thereof, nor create any right to continued employment with Parent, the Company, the Surviving Corporation, or any of their subsidiaries (nor limit the ability of Parent and its subsidiaries to terminate any person), nor be construed in any way as modifying, amending or terminating the provisions of any Company Employee Benefit Plan.

Section 5.11                             No Control of Other Party’s Business. Nothing contained in this Agreement shall give (a) Parent or Merger Sub, directly or indirectly, the right or control to direct the Company’s or its subsidiaries’ operations prior to the Effective Time or (b) the Company, directly or indirectly, the right or control to direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.12                             Owned Shares. To the extent Parent, Merger Sub or any of their respective subsidiaries owns any Company Common Stock, Parent shall vote or cause to be voted all shares of Company Common Stock beneficially owned by it or any of its affiliates in favor of approval of this Agreement at the Company Special Meeting.  To the extent the Company or any of its subsidiaries owns any Parent Common Stock, the Company shall vote or cause to be voted all shares of Parent Common Stock beneficially owned by it or any of its affiliates in favor of approval of this Agreement at the Parent Special Meeting.

Section 5.13                             No Impeding Actions. Each of Parent, Merger Sub and the Company agree that, from the date hereof to the Effective Time, it shall not, and it shall cause its subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent, Merger Sub or the Company to consummate the Merger or the other transactions contemplated under this Agreement. Notwithstanding anything to the contrary in this Section 5.13, if any obligation hereunder is covered or otherwise addressed by any other provision of this Agreement, the requirements of such other provision shall govern and the obligations set forth in this Section 5.13 shall not be construed or interpreted as adding any additional obligations or liability to Parent, Merger Sub or the Company with respect to such obligation.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01                             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible under applicable law) by the Company and Parent on or prior to the Effective Time of the following conditions (any of which may be waived in writing exclusively by both of the Company and Parent):

(a)                                 Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger.

(c)                                  Antitrust Approval.

(i)                                     Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all pre-closing approvals or clearances required thereunder shall have been obtained.

(ii)                                  All other Consents under the Antitrust Laws set forth on Schedule 6.01(c) (the “Specified Jurisdictions”) shall have been obtained (or been deemed to have been obtained by virtue of the expiration or termination of any applicable waiting period).

(d)                                 Joint Proxy/S-4. The Joint Proxy/S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Joint Proxy/S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC.

(e)                                  Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 6.02                             Conditions to Obligations of the Company.The obligation of the Company to effect the Merger is further subject to satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time by the Company of the following additional conditions (any of which may be waived in writing exclusively by the Company):

(a)                                 Representations and Warranties. (i)  The representations and warranties of Parent and Merger Sub set forth in Section 3.02(b)(i) (Capital Structure) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of Parent,

Merger Sub set forth in Sections 3.02(a) (Organization and Qualification), 3.02(c) (Authority), 3.02(l) (Brokers), Section 3.02(m) (Ownership of Company Capital Stock) and 3.02(p) (Voting Requirements) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) in all material respects, and (iii) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, excluding for this purpose clause (ii) of Section 3.02(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the case of clauses (i) through (iii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)                                 Performance of Obligations of Parent, Merger Sub. Each of Parent, Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d)                                 No Material Adverse Effect. Since the date hereof, there shall not have been any Change that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect that is continuing as of the Effective Time.

(e)                                  Execution of Supplemental Indentures. Parent, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), shall have entered into a supplemental indenture to each of (i) the indenture, dated as of December 16, 2013 (the “2033 Notes Indenture”), by and among the Company and the Trustee governing the Company’s 0.50% Convertible Senior Notes due 2033 (the “2033 Notes”), and (ii) the indenture, dated as of December 21, 2016 (the “2036 Notes Indenture” and, together with the 2033 Notes Indentures, the “Indentures”), by and among the Company and the Trustee governing the Company’s 0.50% Convertible Senior Notes due 2036 (the “2036 Notes”), which such supplemental indentures shall comply with Sections 9.01 and 15.07 of the Indentures and shall (y) provide for the change in right to convert each $1,000 principal amount of the 2033 Notes and the 2036 Notes, as applicable, into the Reference Property (as defined in the Indentures) in accordance with Section 15.07 of the Indentures, and (z) provide that Parent fully and unconditionally guarantee, on a senior unsecured basis, the 2033 Notes and the 2036 Notes.

Section 6.03                             Conditions to Obligations of Parent, Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver (where permissible under applicable law) on or prior to the Effective Time by Parent of the following additional conditions (any of which may be waived in writing exclusively by the Company):

(a)                                 Representations and Warranties.  The representations and warranties of the Company set forth in Section 3.01(b)(i) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority), 3.01(s) (Vote Required), 3.01(u) (Antitakeover Provisions Inapplicable) and 3.01(x) (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, and (iii) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, excluding for this purpose clause (iii) of Section 3.01(f)) except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of clauses (i) through (iii), as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Effective Time.

(d)                                 Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

(e)                                  FIRPTA. The Company shall deliver to Parent on the Closing Date (i) a form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and (ii) a properly executed certificate of the Company complying with the terms of Treasury Regulation Section 1.1445-2(c)(3), certifying that an interest in the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01                             Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                                 by mutual written agreement of Parent and the Company;

(b)                                 by either Parent or the Company in the event any law or order of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose failure to comply with its obligations under this Agreement has been a principal cause of or resulted in the imposition of such law or order;

(c)                                  by either Parent or the Company in the event that the Merger shall not have been consummated by the date that is 365 days after the date hereof (the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this proviso);

(d)                                 by Parent, prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board has failed to include the Company Board Recommendation in the Joint Proxy Statement in and after filing the initial Joint Proxy Statement, (B) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms hereof; or (C) the Company has Willfully Breached in any material respect its obligations under Section 4.03; provided, that Parent shall cease to have any right to terminate this Agreement as contemplated by this Section 7.01(d) if Parent has not exercised such termination right within the earlier of (I) 15 Business Days after Parent obtains actual knowledge of the action contemplated by the foregoing clauses (A), (B) or (C) of this Section 7.01(d) and (II) the day immediately preceding the day of the Company Special Meeting;

(e)                                  by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied as if such time were the Closing, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days following written notice to Parent thereof or (ii) the Termination Date; provided, that the Company is not then in material breach of any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) in respect of any such breach (A) at any time during such thirty (30) day period, if applicable, and (B) at any time after such thirty (30) day period if such breach by Parent or Merger Sub is cured within such thirty (30) day period);

(f)                                   by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied as if such time were the Closing, and which is not curable prior to the Termination Date or, if curable prior to the Termination Date, is not cured within the earlier of (i) thirty (30) days following written notice to the Company thereof or (ii) the Termination Date; provided, that neither Parent nor Merger Subs then in material breach any of their respective representations, warranties covenants or agreements set forth in this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this proviso); provided, further, that neither Parent nor Merger Sub may terminate this Agreement pursuant to this Section 7.01(f) in respect of any such breach (A) at any time during such thirty (30) day period, if applicable, and (B) at any time after such thirty (30) day period if such breach by the Company is cured within such thirty (30) day period;

(g)                                  by the Company or Parent in the event that either (i) (A) the Company Special Meeting, as adjourned, delayed or postponed from time to time, shall have been held, (B) the Company Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Company Special Meeting, and (C) the Company Stockholder Approval shall not have been obtained or (ii) (A) the Parent Special Meeting, as adjourned, delayed or postponed from time to time, shall have been held, (B) the Parent Stockholder Approval shall have been submitted to the stockholders of the Company for approval at such Parent Special Meeting, and (C) the Parent Stockholder Approval shall not have been obtained;

(h)                                 by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a written definitive agreement with respect to a Company Superior Proposal in accordance with Section 4.03(e); provided, that immediately prior to or substantially concurrently with such termination the Company pays to Parent or its designee in immediately available funds the Company Termination Fee pursuant to Section 7.03(a); or

(i)                                     by the Company, prior to the receipt of the Parent Stockholder Approval, in the event that (A) the Parent Board has failed to include the Parent Board Recommendation in the Joint Proxy Statement in and after filing the initial Joint Proxy Statement or (B) the Parent Board has effected a Parent Change of Recommendation, whether or not permitted by the terms hereof; provided, that the Company shall cease to have any right to terminate this Agreement as contemplated by this Section 7.01(i) if the Company has not exercised such termination right within the earlier of (I) 15 Business Days after the Company obtains actual knowledge of the action contemplated by the foregoing clauses (A) or (B) of this Section 7.01(i) and (II) the day immediately preceding the day of the Parent Special Meeting.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is affected. Any proper termination of this Agreement pursuant to this Section 7.01 shall be effective immediately upon delivery of such written notice.

Section 7.02                             Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of Section 4.05(d), Section 5.02(b), Section 5.05, this Section 7.02, Section 7.03, Section 7.04, Article VIII and the Confidentiality Agreement shall survive any such termination and abandonment, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Willful Breach.

Section 7.03                             Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, including Section 5.05, if:

(a)                            (i) Parent terminates this Agreement pursuant to Section 7.01(d) or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee (as designated in writing by Parent), (A) in the case of clause (i), within two (2) Business Days following delivery of Parent’s valid notice of termination delivered in accordance with Section 7.01, and (B) in the case of clause (ii), immediately prior to or substantially concurrently with the termination of this Agreement, an amount equal to $105,200,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent; or

(b)                                 (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(c) (and the Company was not then entitled to terminate pursuant to Section 7.01(e)), (ii) Parent terminates this Agreement pursuant to Section 7.01(f), or (iii) the Company or Parent terminates this Agreement pursuant to Section 7.01(g)(i) and (A) following the execution and delivery of this Agreement and prior to the Company Special Meeting (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or prior to the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (b)(ii)), a Company Takeover Proposal shall have been publicly announced or shall have become publicly known (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or shall have been communicated or otherwise made known to the Company (in the case of any termination referred to in clause (b)(ii)), (B) at the time of the Company Special Meeting (in the case of any termination referred to in clause (b)(i) or clause (b)(iii)) or at the time of the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (b)(ii)), such Company Takeover Proposal shall be pending and not have been withdrawn and (C) within 12 months after such termination the Company shall (I) enter into a written definitive agreement providing for the consummation of a Company Takeover Proposal (which need not be the same Company Takeover Proposal, but which is subsequently consummated; provided, that such consummation need not occur within such 12 month period) or (II) consummate such Company Takeover Proposal, then the Company shall pay to Parent by wire transfer of immediately available funds to an account designated in writing by Parent, on the date of consummation of such Company Takeover Proposal, an amount equal to the Company Termination Fee. For purposes of Section 7.03(b), all references to “25%” and “75%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”.

Section 7.04                             Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, including Section 5.05, if the Company terminates this Agreement pursuant to Section 7.01(i), then Parent shall pay to the Company or its designee (as designated in writing by the Company), within two (2) Business Days following delivery of Parent’s valid notice of termination delivered in accordance with Section 7.01, an amount equal to $105,200,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company.

Section 7.05                             Termination Fees.

(a)                                 If Parent or its designee shall receive full payment of the Company Termination Fee pursuant to Section 7.03, then the receipt of the Company Termination Fee by Parent or its designee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and representatives for any and all liability, loss and damage relating to or arising out of this Agreement, the Merger and the other agreements, certificates, instruments and transactions contemplated hereby. In no event shall the Company be required to pay the Company Termination Fee more than once in any circumstance. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub, or the Company would enter into this Agreement, and that any amounts payable pursuant to Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder. If the Company fails to promptly pay the Company Termination Fee when required to be paid pursuant to Section 7.03 and, in order to obtain payment of the Company Termination Fee, Parent or Merger Sub commences a suit that results in a final non-appealable order against the Company for the payment of the Company Termination Fee to Parent, the Company shall pay Parent its reasonable, documented and out-of-pocket costs and expense (including reasonable, documented and out-of-pocket attorneys’ fees) in connection with such suit, together with interest, commencing from the date that the Company Termination Fee was due and payable, on the amount of the Company Termination Fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment of the Company Termination Fee was required to be made.

(b)                                 If the Company or its designee shall receive full payment of the Parent Termination Fee pursuant to Section 7.04, then the receipt of the Parent Termination Fee by Parent or its designee shall be the sole and exclusive remedy of the Company and their respective affiliates and representatives for any and all liability, loss and damage relating to or arising out of this Agreement, the Merger and the other agreements, certificates, instruments and transactions contemplated hereby. In no event shall the Company be required to pay the Company Termination Fee more than once in any circumstance. The Company, Parent and Merger Sub each acknowledge that the agreements contained in Section 7.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub, or the Company would enter into this Agreement, and that any amounts payable pursuant to Section 7.04 do not constitute a penalty but constitute payment of liquidated damages and that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by the other party’s breach or default under this Agreement, the difficulty of proof and calculation of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated hereby and the value of the transactions to be consummated hereunder. If Parent fails to promptly pay the Parent Termination Fee when required to be paid pursuant to Section 7.04 and, in order to obtain payment of the Parent Termination Fee, the Company commences a suit that results in a final non-appealable order against Parent for the payment of the Parent Termination Fee to the Company, Parent shall pay the Company its reasonable, documented and out-of-pocket costs and expense (including reasonable, documented and out-of-pocket attorneys’ fees) in connection with such suit, together with interest, commencing from the date that the Parent Termination Fee was due and payable, on the amount of the Parent Termination Fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment of the Parent Termination Fee was required to be made.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01                             Non-survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02                             Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail prior to 5:00 p.m. New York Time on a Business Day or on the succeeding Business Day if the transmission is made by facsimile or electronic mail after such time on a Business Day or on a non-Business Day (provided, in each case, that the party sending such notice does not receive notification within 12 hours that such transmission was unsuccessful), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

II-VI Incorporated

Attention:  Vincent D. Mattera, Jr., President and Chief Executive Officer

375 Saxonburg Blvd.

Saxonburg, PA  16056-9499

Facsimile:  (724) 352-5284

Email:

with a copy (which shall not constitute notice) to:

II-VI Incorporated

Attention:  Jo Anne Schwendinger, Chief Legal and Compliance Officer

375 Saxonburg Blvd.

Saxonburg, PA  16056-9499

Facsimile:  (724) 352-5284

Email:

with a copy (which shall not constitute notice) to:

K&L Gates LLP
Attention: D. Mark McMillan; John Blair
70 W. Madison, Suite 3100
Chicago, IL 60602
Facsimile: (312) 827-8001
Email: mark.mcmillan@klgates.com; john.blair@klgates.com

if to the Company, to:

Finisar Corporation

Attention:  Kurt Adzema, Executive Vice President and Chief Financial Officer

1389 Moffett Park Drive

Sunnyvale, CA  94089

Facsimile:  (408) 541-6138

Email:

with a copy (which shall not constitute notice) to:

O’Melveny & Myers

Attention: David Makarechian, Esq.; Noah Kornblith, Esq.
2765 Sand Hill Road

Menlo Park, CA 94025
Facsimile: (650) 473-2601
Email: dmakarechian@omm.com; nkornblith@omm.com

Section 8.03 Definitions. For purposes of this Agreement:

(a)                                 an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)                                 “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, New York.

(c)                                  “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock, (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests or (iii) any other equity ownership or participation

(d)                                 “Cash Consideration” means the sum of (i) the Available Cash Election Amount and (ii) the total aggregate cash consideration payable with respect to the Mixed Consideration Shares.

(e)                                  “Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Units.

(f)                                   “Company Restricted Stock Unit” means each right or award of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Company Common Stock or benefits measured by the value of such a Share pursuant to any existing Company Employee Stock Plan.

(g)                                  “Company Material Adverse Effect” means any change, effect, event, occurrence or development (each a “Change” and collectively, “Changes”) (i) that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) that would prevent the Company from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing resulting from (A) changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which the Company or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism, or sabotage (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole), (E) any changes or prospective changes in the Company’s stock price or trading volume, or the credit rating of the Company, or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on the Company or its subsidiaries, taken as a whole, (F) the negotiation, public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (including any related loss of or other impact on customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of the Company or its subsidiaries taken (or not taken) with the prior consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought against the Company arising out of the Merger or in connection with any other transactions contemplated hereby.

(h)                                 “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-1 by a non-reporting issuer, (iii) the Company’s auditors have not withdrawn, or notified the Company that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information, (iv) the Company or its auditors have not determined to undertake a restatement, in whole or in part, of any financial statements included in the Required Information, and (v) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period and (vi) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 by a non-reporting issuer using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period.

(i)                                     “Company Stock Option” means any Option granted pursuant to any Company Employee Stock Plan (other than the Company ESPP).

(j)                                    “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(k)                                 [Reserved.]

(l)                                     “Data Security Requirements” means (i) all applicable laws relating to the collection, storage, use, disclosure, retention or transfer of Private Data, privacy or information security, including the General Data Protection Regulation (EU) 2016/679 (GDPR), or any corresponding or equivalent national laws or regulations, (ii) all applicable laws concerning the security of the Company Systems, (iii) all contracts to which the Company or any of its subsidiaries is a party or is otherwise bound that relate to Private Data or protecting the security or privacy of information, and (iv) the Company’s and each of its subsidiaries’ policies and notices

(e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Private Data; posted policies or notices concerning the security of the Company Systems; and internal policies and standards concerning the treatment of Private Data or the security of the Company Systems) relating to Private Data, privacy or the security of the Company Systems (collectively, the “Privacy Policies”).

(m)                             [Reserved.]

(n)                                 “Equity Award Exchange Ratio” means the sum of the (i) Exchange Ratio plus (ii) the quotient obtained by dividing (A) $15.60 by (B) the Equity Award Measurement Price.

(o)                                 “Equity Award Measurement Price” means the volume weighted average price per share of Parent Common Stock (rounded to the nearest cent) on NASDAQ for the ten (10) consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company).

(p)                                 “Incidental Licenses” means any Contract in which the only license to, or right under, Intellectual Property Rights in such Contract is non-exclusive and incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license or right, such as a sales or marketing Contract that includes an incidental license to use trademarks in advertising and sales or otherwise performing under such Contract or a Contract that includes a license under Intellectual Property Rights in order for a service provider to provide services for the sole benefit of the Company.

(q)                                 “indebtedness” means (i) indebtedness of the Company or any of its subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instrument, and (iii) all obligations of the Company or any of its subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its subsidiaries.

(r)                                    “knowledge” means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03(p) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 8.03(p) of the Parent Disclosure Letter after reasonable inquiry.

(s)                                   “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries, excluding any estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries.

(t)                                    “Leases” means all leases, subleases, and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property.

(u)                                 “Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement throughout and on the last day of which Parent shall have received all of the Required Information and during which period such information shall remain Compliant; provided, that if the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent reasonably believes the Company has not completed delivery of the Required Information and within five (5) calendar days after delivery of such notice by the Company delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered to Parent) without prejudice to the Company’s right to assert that the Required Information was in fact delivered; provided, however, that (x) the Marketing Period shall end on any date that is the date on which the Debt Financing is obtained by Parent; and provided, further, that November 12, 2018 and November 22 through November 25, 2018, January 21, 2019, February 18, 2019, May 27, 2019, July 4, 2019, July 5, 2019 and October 14, 2019 (collectively, the “Blackout Dates”) shall be disregarded for purposes of calculating the Marketing Period and (y) if such Marketing Period shall not have fully lapsed on or prior to December 21, 2018 then such period shall commence no earlier than January 2, 2019 and (z) if such Marketing Period shall not have fully elapsed on or prior to August 19, 2019, then such period shall commence no earlier than September 3, 2019. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if at any time prior or during such 15 consecutive Business Day period, (i) the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the financial statements previously covered by the withdrawn audit opinion by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent and (ii) any Required Information ceases to be Compliant.

(v)                                 “Offering Documents” means customary prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

(w)                               “Options” means any subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(x)                                 “Parent Material Adverse Effect” means any Change (i) that has a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that would prevent Parent or Merger Sub from consummating the transactions contemplated hereby, but excluding, in the case of clause (i) only, any of the foregoing resulting from (A) changes in applicable law or international or national legal, political, legislative or regulatory conditions generally (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (B) changes in the economy or the financial, credit, securities or other capital markets or the industry or industries in which Parent or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (C) any changes in GAAP or interpretations thereof after the date hereof (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (D) any weather-related or other force majeure event (including any man-made event) or outbreak or escalation of hostilities or acts of war, terrorism or sabotage (in each case, to the extent not disproportionately affecting Parent and its subsidiaries, taken as a whole), (E) any changes or prospective changes in Parent’s stock price or trading volume, or the credit rating of Parent or any failure in and of itself of such person to meet any internal or published projections, forecasts, estimates, budgets or predictions, whether in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a material adverse effect on Parent or its subsidiaries, taken as a whole, (F) the negotiation, public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (including any related loss of customers, suppliers, officers or employees or other commercial relationships or any action taken or requirements imposed by any Governmental Authority in connection with the Merger or in connection with any other transactions contemplated hereby), (G) actions (or omissions) of Parent and its subsidiaries taken (or not taken) with the prior consent of the Company, or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business) or (H) any legal proceedings made or brought against Parent arising out of the Merger or in connection with any other transactions contemplated hereby.

(y)                                 “Parent Restricted Stock Unit” means each right of any kind, contingent or accrued, vested or unvested, to acquire or receive a Share of Parent Common Stock or benefits measured by the value of such a Share (including shares of restricted stock).

(z)                                  “Parent Stock Option” means any Option to purchase Shares of Parent Common Stock.

(aa)                          “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(bb)                          “Representative” means, with respect to any person, such person’s officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other advisors and representatives

(cc)                            “Required Information” means the information required to be delivered to the Debt Financing Parties as contemplated by Section 5 and Exhibit B of the Debt Financing Commitment or any comparable section in any Debt Financing Commitment in respect of any alternative financing.

(dd)                          “Stock Consideration” means the sum of (i) the Available Stock Election Amount, and (ii) the total aggregate Parent Common Stock payable with respect to the Mixed Consideration Shares.

(ee)                            “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

(ff)                              “Willful Breach” or “Willfully Breached” means a material breach that is a consequence of an act or a failure to act of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement.

Section 8.04                             Interpretation and Other Matters.

(a)                                 When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns. References to any statutes shall be deemed to refer to any rules or regulations promulgated thereunder. References from or through any date means, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which San Jose, California is located.

(b)                                 Each of Parent and the Company has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. Subject to the introductory paragraph of Sections 3.01 and 3.02, a matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is reasonably apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.05          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06          Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) from and after the Effective Time for the provisions of Section 5.04, which shall be enforceable by the Company Indemnified Parties, (ii) from and after the Effective Time, the provisions of Article II, which shall be enforceable by the holders of Company Common Stock, the holders of Company Restricted Stock Units, holders of Company ESPP Rights and holders of Company Stock Options, and (iii) the provisions of Sections 7.05(b), 8.09, Section 8.11, Section 8.13 and Section 8.14, which shall be enforceable by the Debt Financing Parties.

Section 8.07          Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time if, but only if, such amendment is in writing and is signed by each party to this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the stockholders of the Company or stockholders of Parent without the further approval of such stockholders and (ii) Sections 7.05(b), 8.06, 8.09, 8.11, 8.13, 8.14 and this Section 8.07 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 7.05(b), 8.06, 8.07, 8.09, 8.11, 8.13 or 8.14, in each case solely as such Section relates to the Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.08          Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.09          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, stockholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their Debt Financing Commitment and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in the Debt Financing Commitment, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b)           Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c)           Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York. The parties hereto further agree that all of the provisions of Section 8.14 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 8.09(c).

(d)           Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

Section 8.10          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its subsidiaries (but no such assignment shall relieve the assigning party of any of its obligations hereunder, including the obligation to deliver the Parent Common Stock (and not the equity securities of any other party) as part of the Merger Consideration) and such assigning party shall remain liable and responsible for all of its obligations under this Agreement and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources; provided, however, that no assignment of any rights or obligations of Parent or Merger Sub shall enlarge, alter or change any obligation of the Company or impede or delay the consummation of the Merger or the other transactions contemplated hereby.  Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.11          Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions without proof of damages to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages. The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 8.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  Notwithstanding the foregoing, in no event shall the Company or any of its Representatives be entitled to seek the remedy of specific enforcement of this Agreement or the Debt Financing against the Debt Financing Parties.

Section 8.12          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13          Debt Financing Parties. Notwithstanding anything to the contrary contained herein, neither the Debt Financing Parties (in their capacity as such) shall have any liability to the Company, its subsidiaries or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company (on behalf of itself and its subsidiaries) agrees that neither it nor any Company stockholder (other than Parent and Merger Sub) shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Financing Commitment.

Section 8.14          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT FINANCING COMMITMENT OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENT OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

II-VI INCORPORATED

By:	/s/ Vincent D. Mattera, Jr.
Name:	Vincent D. Mattera, Jr.
Title:	Chief Executive Officer

MUTATION MERGER SUB INC.

By:	/s/ Mary Jane Raymond
Name:	Mary Jane Raymond
Title:	President

FINISAR CORPORATION

By:	/s/ Michael E. Hurlston
Name:	Michael E. Hurlston
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]